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TABLE OF CONTENTS

Exhibit 99.(b)(1)

        EXECUTION COPY

$300,000,000

CREDIT AGREEMENT

among

KINKO'S, INC.

THE SUBSIDIARY BORROWERS

THE SEVERAL LENDERS
FROM TIME TO TIME PARTIES HERETO

THE CHASE MANHATTAN BANK,
as Administrative Agent

BANK OF AMERICA, N.A.,
as Syndication Agent

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Documentation Agent

DATED AS OF APRIL 5, 2000

CHASE SECURITIES INC.
and
BANC OF AMERICA SECURITIES LLC,
as Lead Arrangers and Joint Book Managers

i

4.13 Certain Rules Relating to the Payment of Additional Amounts	36
4.14 Controls on Prepayment if Aggregate Outstanding Revolving Credit Exceeds Aggregate Revolving Credit Commitments	37
SECTION 5. REPRESENTATIONS AND WARRANTIES	38
5.1 Financial Condition	38
5.2 No Change; Solvent	38
5.3 Corporate Existence; Compliance with Law	38
5.4 Corporate Power; Authorization; Enforceable Obligations	39
5.5 No Legal Bar	39
5.6 No Material Litigation	39
5.7 No Default	39
5.8 Ownership of Property; Liens	39
5.9 Intellectual Property	39
5.10 No Burdensome Restrictions	40
5.11 Taxes	40
5.12 Federal Regulations	40
5.13 ERISA	40
5.14 Collateral	41
5.15 Investment Company Act; Other Regulations	41
5.16 Subsidiaries	42
5.17 Purpose of Loans	42
5.18 Environmental Matters	42
5.19 No Material Misstatements	43
5.20 Year 2000 Matters	43
5.21 Foreign Subsidiary Holdco	43
SECTION 6. CONDITIONS PRECEDENT	43
6.1 Conditions to Initial Extension of Credit	43
6.2 Conditions to Each Other Extension of Credit	46
6.3 Additional Conditions Applicable to Subsidiary Borrowers	46
SECTION 7. AFFIRMATIVE COVENANTS	47
7.1 Financial Statements	47
7.2 Certificates; Other Information	48
7.3 Payment of Obligations	49
7.4 Maintenance of Existence; Compliance	49
7.5 Maintenance of Property; Insurance	49
7.6 Inspection of Property; Books and Records; Discussions	49
7.7 Notices	50
7.8 Environmental Laws	51

7.9 Additional Collateral, etc.	51
7.10 Maintenance of New York Process Agent	52
7.11 Pledge of Foreign Subsidiary Stock	52
SECTION 8. NEGATIVE COVENANTS	52
8.1 Financial Condition Covenants	52
8.2 Limitation on Indebtedness	54
8.3 Limitation on Liens	55
8.4 Limitation on Guarantee Obligations	56
8.5 Limitation on Fundamental Changes	58
8.6 Limitation on Sale of Assets	58
8.7 Limitation on Dividends	59
8.8 Limitations on Currency and Commodity Hedging Transactions	60
8.9 Limitation on Investments, Loans and Advances	60
8.10 Limitations on Certain Acquisitions	61
8.11 Limitation on Transactions with Affiliates	61
8.12 Limitation on Lines of Business; Creation of Subsidiaries	63
8.13 Limitations on Dispositions of Collateral	63
8.14 Limitation on Changes in Fiscal Year	63
8.15 Limitation on Negative Pledge Clauses	63
SECTION 9. EVENTS OF DEFAULT	63
SECTION 10. GUARANTEE	66
10.1 Guarantees	66
10.2 Right of Set-Off	67
10.3 No Subrogation	67
10.4 Amendments, etc.	67
10.5 Guarantee Absolute and Unconditional	68
10.6 Reinstatement	69
10.7 Payments	69
SECTION 11. THE ADMINISTRATIVE AGENT AND THEOTHER REPRESENTATIVES	69
11.1 Appointment	69
Delegation of Duties	69
11.3 Exculpatory Provisions	69
11.4 Reliance by Administrative Agent	70
11.5 Notice of Default	70
11.6 Acknowledgements and Representations by Lenders	70
11.7 Indemnification	71
11.8 Administrative Agent and Other Representatives in Their Individual Capacity	71

11.9 Successor Administrative Agent	72
11.10 Swing Line Lender	72
SECTION 12. MISCELLANEOUS	72
12.1 Amendments and Waivers	72
12.2 Notices	73
12.3 No Waiver; Cumulative Remedies	74
12.4 Survival of Representations and Warranties	75
12.5 Payment of Expenses and Taxes	75
12.6 Successors and Assigns; Participations and Assignments	76
12.7 Adjustments; Set-off	78
12.8 Judgment	79
12.9 Counterparts	79
12.10 Severability	79
12.11 Integration	79
12.12 GOVERNING LAW	79
12.13 Submission To Jurisdiction; Waivers	79
12.14 Acknowledgements	80
12.15 WAIVER OF JURY TRIAL	81
12.16 Confidentiality	81

ANNEX A	Pricing Grid
SCHEDULES
A	Commitments; Lending Offices and Addresses
B	Permitted Shareholders for Change of Control
C	Designated Foreign Currencies
D	Subsidiary Borrowers
5.4	Consents Required
5.6	Certain Litigation
5.9	Intellectual Property
5.14	Filing Jurisdictions and Lien Searches
5.16	Subsidiaries
5.18	Environmental Matters
8.2(e)	Permitted Indebtedness
8.3(j)	Permitted Liens
8.4(a)	Guarantee Obligations
8.9(c)	Permitted Investments
8.11(v)	Permitted Transactions with Affiliates
EXHIBITS
A-1	Form of Revolving Credit Note
A-2	Form of Swing Line Note
A-3	Form of QFL Note
B-1	Form of Subsidiary Guarantee
B-2	Form of Subsidiary Stock Pledge Agreement
B-3	Form of Subsidiary Security Agreement
B-4	Form of Subsidiary Trademark Security Agreement
B-5	Form of Subsidiary Patent Security Agreement
C-1	Form of Borrower Stock Pledge Agreement
C-2	Form of Borrower Security Agreement
C-3	[Intentionally Omitted]
C-4	[Intentionally Omitted]
D	Form of Collateral Agency Agreement
E	[Intentionally Omitted]
F	Form of U.S. Tax Compliance Certificate
G	[Intentionally Omitted]
H-1	Form of Opinion of General Counsel to the Borrowers
H-2	Form of Opinion of Senior Counsel to the Borrowers
H-3	Form of Opinion of Pillsbury, Madison & Sutro LLP, special California counsel to the Parent Borrower
H-4	Form of Opinion of Debevoise & Plimpton, special counsel to the Borrowers
I	Form of Assignment and Acceptance
J	Form of Swing Line Loan Participation Certificate
K-1	Form of Parent Borrower Closing Certificate
K-2	Form of Subsidiary Borrowers Closing Certificate
L	Form of Joinder Agreement

v

        CREDIT AGREEMENT, dated as of April 5, 2000, among KINKO'S, INC., a Delaware corporation (the "Parent Borrower"), the SUBSIDIARY BORROWERS (the "Subsidiary Borrowers", together with the Parent Borrower, the "Borrowers"; individually, a "Borrower") the several banks and other financial institutions from time to time parties to this Agreement (the "Lenders"), THE CHASE MANHATTAN BANK, a New York banking corporation, as administrative agent for the Lenders hereunder (in such capacity, the "Administrative Agent"), BANK OF AMERICA, N.A., as syndication agent (in such capacity, the "Syndication Agent") and GOLDMAN SACHS CREDIT PARTNERS L.P., as documentation agent (in such capacity, the "Documentation Agent").

W I T N E S S E T H :

        WHEREAS, the Parent Borrower may repurchase up to 5% of its outstanding shares for $90 per share from certain of its shareholders simultaneously with the purchase from such shareholders of additional shares constituting approximately 25% (or more) of its outstanding shares for $90 per share by one or more investment funds managed by Clayton Dubilier & Rice, Inc. ("CD&R"), America Online, Inc. ("America Online") and Chase Equity Associates LLC ("CEA") (such transaction, the "Transaction");

        WHEREAS, in order to finance the working capital and other business requirements of the Parent Borrower and its subsidiaries following the Transaction, to refinance outstanding amounts under the Existing Credit Agreement (as such term is hereinafter defined) and to finance the repurchase of shares of the Parent Borrower's stock in the event that more than 4,000,000 shares are tendered for sale in connection with the Transaction, the Parent Borrower has requested that the Lenders make the Loans and issue and participate in the Letters of Credit (as such terms are hereinafter defined) provided for herein; and

        WHEREAS, all the obligations of the Borrowers hereunder will be secured by, among other things, (i) a perfected lien on and security interest in certain collateral described in the Security Documents (as hereinafter defined), (ii) a pledge of all the issued and outstanding Capital Stock (as hereinafter defined) of certain direct and indirect Domestic Subsidiaries of the Parent Borrower and 65% of the issued and outstanding Capital Stock of each Foreign Subsidiary Holdco, each of the direct Foreign Subsidiaries of the Parent Borrower that is not a Subsidiary of a Foreign Subsidiary Holdco and each of the direct Foreign Subsidiaries of the Parent Borrower's Domestic Subsidiaries, and (iii) unconditional guarantees by each of the Guarantors (as hereinafter defined);

        NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

DEFINITIONS

Defined Terms.    As used in this Agreement, the following terms shall have the following meanings:

          "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Chase in connection with extensions of credit to debtors); "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board of Governors of the Federal Reserve System (the "Board") through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

          "ABR Loans": Loans the rate of interest applicable to which is based upon the ABR.

          "Accounts": as defined in the Uniform Commercial Code as in effect in the State of New York from time to time; and, with respect to Parent Borrower and its Subsidiaries, all such Accounts of such Persons, whether now existing or existing in the future, including, without limitation, (i) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent), including, without limitation, all accounts created by or arising from all of such Person's sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (ii) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (iii) all rights to any goods represented by any of the foregoing, including, without limitation, returned or repossessed goods, (iv) all reserves and credit balances held by such Person with respect to any such accounts receivable of any Obligors, (v) all letters of credit, guarantees or collateral for any of the foregoing and (vi) all insurance policies or rights relating to any of the foregoing.

          "Adjustment Date": as defined in the Pricing Grid.

          "Administrative Agent": as defined in the Preamble hereto.

          "Affected Eurocurrency Loans": as defined in subsection 4.9.

          "Affected Eurocurrency Rate": as defined in subsection 4.7.

          "Affiliate": as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "Agents": collectively, Chase, BoA and Goldman.

          "Aggregate Outstanding Revolving Credit": as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding (including, without limitation, in the case of Revolving Credit Loans then outstanding in any Designated Foreign Currency, the Dollar Equivalent of the aggregate principal amount thereof), (b) such Lender's Commitment Percentage of the L/C Obligations then outstanding and (c) such Lender's Commitment Percentage of the Swing Line Loans then outstanding.

          "Agreement": this Credit Agreement, as amended, supplemented, waived or otherwise modified from time to time.

          "America Online": as defined in the recitals hereto.

          "Applicable Margin": as applied to a given Type of Loan, the rate per annum set forth under the relevant column heading below:

ABR Loans	Eurocurrency Loans
0%	1.00%

  ; provided, that on or after the first Adjustment Date occurring after the completion of the September 30, 2000 fiscal quarter of the Parent Borrower, the Applicable Margin with respect to a given Type of Loan will be determined pursuant to a Pricing Grid.

          "Application": an application, in such form as the applicable Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

          "Asset Sale": any sale, conveyance, transfer, lease or other disposition (a "Disposition") by the Parent Borrower or any of its Subsidiaries, in one or a series of related transactions, of any real or personal, tangible or intangible, property of the Parent Borrower or such Subsidiary to any Person (other than to the Parent Borrower or any of its wholly owned Subsidiaries) but excluding any issuance and sale of Capital Stock by the Parent Borrower or any Subsidiary.

          "Assignee": as defined in subsection 12.6(c).

          "Available Commitment": as to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender's Revolving Credit Commitment at such time over (b) the sum of (i) the aggregate unpaid principal amount at such time of all Revolving Credit Loans made by such Lender (including, without limitation, in the case of Revolving Credit Loans then outstanding in any Designated Foreign Currency, the Dollar Equivalent of the aggregate principal amount thereof), (ii) an amount equal to such Lender's Commitment Percentage of the aggregate unpaid principal amount at such time of all Swing Line Loans, provided that for purposes of calculating Available Commitments pursuant to subsection 4.5(a) such amount shall be zero, and (iii) an amount equal to such Lender's Commitment Percentage of the outstanding L/C Obligations at such time; collectively, as to all the Lenders, the "Available Commitments".

          "Base CD Rate": as defined in the definition of the term "ABR" in this subsection 1.1.

          "BoA": Bank of America, N.A., a national banking association.

          "BoA Securities": Banc of America Securities LLC.

          "Board": as defined in the definition of the term "ABR" in this subsection 1.1.

          "Borrowers": as defined in the Preamble hereto.

          "Borrowing Date": any Business Day specified in a notice pursuant to subsection 2.3 as a date on which the Parent Borrower requests the Lenders to make Loans hereunder.

          "Business": as defined in subsection 5.18.

          "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close, except that, when used in connection with a Eurocurrency Loan in Dollars, "Business Day" shall mean any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York,

  New York and in the case of any Eurocurrency loan in any Designated Foreign Currency other than Euros, a day on which dealings in such Designated Foreign Currency between Banks may be carried on in London, England and the principal financial center of such Designated Foreign Currency and in the case of any Eurocurrency loan in Euros, a day on which dealings in Euros between Banks may be carried on in London, England and any Target Operating Day.

          "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

          "Cash Equivalents": (a) securities issued or fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, (b) time deposits, certificates of deposit or bankers' acceptances of (i) any Lender or (ii) any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by Standard & Poor's Ratings Group (a division of McGraw Hill Inc.) or any successor rating agency ("S&P") or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. or any successor rating agency ("Moody's") (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment), (c) commercial paper rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment) and (d) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and (e) investments similar to any of the foregoing denominated in foreign currencies approved by the board of directors of the Parent Borrower or any Subsidiary Borrower, in each case provided in clauses (a), (b) and (c) above, maturing within twelve months after the date of acquisition.

          "CD&R": as defined in the Recitals hereto.

          "C/D Assessment Rate": for any day as applied to any ABR Loan, the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund classified as well-capitalized and within supervisory subgroup "B" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. § 327.4 (or any successor provision) to the Federal Deposit Insurance Corporation (or any successor) for such Corporation's (or such successor's) insuring time deposits at offices of such institution in the United States.

          "C/D Reserve Percentage": for any day as applied to any ABR Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board) in respect of new non-personal time deposits in Dollars of $100,000 or more having a maturity of 30 days or more.

          "CEA": as defined in the recitals hereto.

          "Change of Control": the occurrence of the following: (a) prior to the occurrence of a public offering of the Parent Borrower's Voting Stock, the Investor Group shall fail to have the power collectively (whether or not exercised) to elect a majority of the Parent Borrower's board of directors, and (b) subsequent to the occurrence of a public offering of the Parent Borrower's Voting Stock, any Person or "group" (within the meaning of Section 13(d) or 14(d) of the Exchange Act), other than any Person set forth in Schedule B and other than one or more members of the Investor Group, shall have acquired at least 25% of the Parent Borrower's Voting Stock and a greater percentage of shares of Voting Stock than is then held in the aggregate by the

  Investor Group; as used in this paragraph "Voting Stock" shall mean shares of Capital Stock entitled to vote generally in the election of directors.

          "Chase": The Chase Manhattan Bank, a New York banking corporation.

          "Code": the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral": all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

          "Collateral Agency Agreement": the collateral agency agreement, dated as of April 5, 2000, among the Loan Parties, the Collateral Agent thereunder, the Administrative Agent and Chase as the "Bank" under the Shareholder Loan Facility.

          "Collateral Agent": Chase as the collateral agent under the Security Documents.

          "Commercial Letter of Credit": as defined in subsection 3.1.

          "Commitment Fee Rate": 0.30% per annum; provided, that on or after the first Adjustment Date occurring after the completion of the September 30, 2000 fiscal quarter of the Parent Borrower, the Commitment Fee Rate will be determined pursuant to a Pricing Grid.

          "Commitment Percentage": as to any Lender the percentage of the aggregate Revolving Credit Commitments constituted by its Revolving Credit Commitment (or, if the Revolving Credit Commitments have terminated or expired, the percentage which (i) the sum of (a) such Lender's then outstanding Revolving Credit Loans (including, without limitation, in the case of Revolving Credit Loans in any Designated Foreign Currency, the Dollar Equivalent thereof) plus (b) such Lender's interests in the aggregate L/C Obligations and Swing Line Loans then outstanding then constitutes of (ii) the sum of (a) the aggregate Revolving Credit Loans of all the Lenders then outstanding (including, without limitation, in the case of Revolving Credit Loans in any Designated Foreign Currency, the Dollar Equivalent thereof) plus (b) the aggregate L/C Obligations and Swing Line Loans then outstanding).

          "Commitment Period": the period from and including the Effective Date to but not including the Termination Date, or such earlier date as the Revolving Credit Commitments shall terminate as provided herein.

          "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with any of the Borrowers within the meaning of Section 4001 of ERISA or is part of a group which includes the Parent Borrower and which is treated as a single employer under Section 414(b), (c) or (m) of the Code.

          "Consolidated Interest Expense": for any period, the sum of (a) interest expense (accrued and paid or payable in cash for such period, and in any event excluding any amortization or write-off of financing costs) on Indebtedness of the Parent Borrower and its consolidated Subsidiaries for such period minus (b) interest income (accrued and received or receivable in cash for such period) of the Parent Borrower and its consolidated Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP.

          "Consolidated Interest/Rent Expense Ratio": for any period, the ratio of (a) an amount equal to EBITDAR for such period to (b) the sum of (i) Consolidated Interest Expense for such period and (ii) Consolidated Rent Expense for such period.

          "Consolidated Net Income": for any period, net income of the Parent Borrower and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

          "Consolidated Leverage Ratio": as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) EBITDA for such period.

          "Consolidated Rent Expense": for any period, the amount of rentals payable by the Parent Borrower and its consolidated Subsidiaries, net of lease income determined on a consolidated basis in accordance with GAAP as presented on the income statement, for such period with respect to leases of real property.

          "Consolidated Total Debt": at any date, the aggregate principal amount of all Indebtedness of the Parent Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP less cash and Cash Equivalents appearing on the consolidated balance sheet of the Parent Borrower and its Subsidiaries as at such date.

          "Contractual Obligation": as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

          "CSI": Chase Securities Inc.

          "Default": any of the events specified in Section 9, whether or not any requirement for the giving of notice (other than, in the case of Section 9(e), a Default Notice), the lapse of time, or both, or any other condition, has been satisfied.

          "Default Notice": as defined in Section 9(e).

          "Designated Foreign Currencies": the currencies set forth on Schedule C.

          "Disposition": as defined in the definition of the term "Asset Sale" in this subsection 1.1.

          "Documentation Agent": as defined in the Recitals hereto.

          "Dollar Equivalent": with respect to the principal amount of any Eurocurrency Loan made or outstanding in any Designated Foreign Currency or any amount in respect of any Letter of Credit denominated in any Designated Foreign Currency, at any date of determination thereof, an amount in Dollars equivalent to such principal amount or such other amount calculated on the basis of the Spot Rate of Exchange.

          "Dollars" and "$": dollars in lawful currency of the United States of America.

          "Domestic Subsidiary": any Subsidiary of the Parent Borrower which is not a Foreign Subsidiary.

          "EBITDA": for any period, Consolidated Net Income for such period adjusted to exclude the following items (without duplication) of income or expense to the extent that such items are included in the calculation of Consolidated Net Income: (a) Consolidated Interest Expense, (b) any non-cash expenses and charges, (c) total income tax expense, (d) depreciation expense, (e) the expense associated with amortization of intangible and other assets, (f) non-cash provisions for reserves for discontinued operations, (g) any extraordinary, unusual or non-recurring gains or losses or charges or credits or any non-recurring extraordinary items paid or accrued during such period relating to deferred compensation owed to any Management Investor that was cancelled, waived, or exchanged in connection with the grant to such Management Investor of the right to receive or acquire shares of the common stock of the Parent Borrower, (h) any gain or loss associated with the sale or write-down of assets and (i) any income or loss accounted for by the equity method of accounting (except in the case of income to the extent of the amount of cash dividends or cash distributions paid to any Subsidiary by the entity accounted for by the equity method of accounting).

          "EBITDAR": for any period, EBITDA for such period adjusted to exclude Consolidated Rent Expense to the extent that Consolidated Rent Expense is included in the calculation of Consolidated Net Income.

          "Effective Date": the date on which all the conditions precedent set forth in subsection 6.1 shall be satisfied or waived.

          "Environmental Costs": any and all costs or expenses (including, without limitation, attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any violation of, noncompliance with or liability under any Environmental Laws or any orders, requirements, demands, or investigations of any person related to any Environmental Laws. Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

          "Environmental Laws": any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority properly promulgated and having the force or effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or at any relevant time hereafter in effect.

          "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Eurocurrency Base Rate": with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars or in the applicable Designated Foreign Currency with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 A.M., London time, on the second full Business Day preceding the first day of such Interest Period (or, in the case of United Kingdom Pounds Sterling, on the first day of such Interest Period); provided, however, that if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, "Eurocurrency Base Rate" shall mean, with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum equal to the rate at which Chase is offered deposits in Dollars or in the applicable Designated Foreign Currency at approximately 11:00 A.M., London time, two Business Days prior to the first day of such Interest Period (or, in the case of United Kingdom Pounds Sterling, on the first day of such Interest Period) in the interbank eurocurrency market where the eurocurrency and foreign currency and exchange operations in respect of Dollars or such Designated Foreign Currency, as the case may be, are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurocurrency Loan to be outstanding during such Interest Period.

          "Eurocurrency Loans": Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

          "Eurocurrency Rate": with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurocurrency Base Rate 1.00 - Eurocurrency Reserve Requirements

          "Eurocurrency Reserve Requirements": for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

          "Euros": the single currency of participating member states of the European Monetary Union.

          "Event of Default": any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "Exchange Act": the Securities Exchange Act of 1934, as amended from time to time.

          "Exchange Note": as defined in subsection 2.7(a).

          "Existing Credit Agreement": the Credit Agreement dated as of December 20, 1996 among Kinko's, Inc. (formerly known as Kinko's New Master Corporation), the subsidiary borrowers (referred to therein), the several banks and other financial institutions from time to time parties thereto, Chase, as administrative agent, the syndication agent and the documentation agent (referred to therein), as amended by the First Amendment, dated as of April 2, 1999, as further amended by the Second Amendment, dated as of December 20, 1999.

          "Extension of Credit": as to any Lender, the making of a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

          "Federal Funds Effective Rate": as defined in the definition of the term "ABR" in this subsection 1.1.

          "Financing Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

          "Foreign Subsidiary": any Subsidiary of the Parent Borrower which is organized and existing under the laws of any jurisdiction outside of the United States of America or that is a Foreign Subsidiary Holdco.

          "Foreign Subsidiary Holdco": Any Subsidiary of the Parent Borrower or its Domestic Subsidiaries that has no material assets other than securities of one or more Foreign Subsidiaries, and other assets relating to an ownership interest in any such securities or Subsidiaries.

          "Former Plan": any employee benefit plan in respect of which the Parent Borrower or a Commonly Controlled Entity has engaged in a transaction described in Section 4069 or Section 4212(c) of ERISA.

          "Fund V": Clayton, Dubilier & Rice Fund V Limited Partnership, a Cayman Islands exempted limited partnership managed by CD&R.

          "Fund VI": Clayton, Dubilier & Rice Fund VI Limited Partnership, a Cayman Islands exempted limited partnership managed by CD&R.

          "GAAP": with respect to the covenants contained in subsection 8.1 and all defined terms relating thereto, generally accepted accounting principles in the United States of America in effect on the Effective Date and, for all other purposes under this Agreement, generally accepted accounting principles in the United States of America in effect from time to time.

          "Goldman": Goldman Sachs Credit Partners L.P.

          "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Parent Borrower in good faith.

          "Guarantees": the collective reference to the Subsidiary Guarantees and any other guarantee hereafter delivered to the Administrative Agent (a copy of which will be provided to each Lender) guaranteeing the obligations and liabilities of the Borrowers hereunder, under any Notes and/or under any of the other Loan Documents.

          "Guarantor": any Person delivering a Guarantee pursuant to this Agreement.

          "Indebtedness": of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of bankers' acceptances issued or created for the account of such Person, (e) for purposes of subsection 8.2 and Section 9(e) only, all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements and (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

          "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

          "Insolvent": pertaining to a condition of Insolvency.

          "Intellectual Property": as defined in subsection 5.9.

          "Interest Payment Date": (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three months, (x) each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and (y) the last day of such Interest Period and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof.

          "Interest Period": with respect to any Eurocurrency Loan:

          (i)    initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six months thereafter, as selected by the Parent Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

          (ii)  thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six months thereafter, as selected by the Parent Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

  provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

          (1)  if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

          (2)  any Interest Period that would otherwise extend beyond the Termination Date shall (for all purposes other than subsection 4.12) end on the Termination Date;

          (3)  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

          (4)  the Parent Borrower shall select Interest Periods so as not to require a scheduled payment of any Eurocurrency Loan during an Interest Period for such Loan.

          "Interest Rate Agreement": any interest rate protection agreement, interest rate future, interest rate option, interest rate cap or collar or other interest rate hedge arrangement with (i) any Lender or (ii) any financial institution reasonably acceptable to the Administrative Agent, to or under which any of the Borrowers is a party or a beneficiary on the Effective Date or becomes a party or a beneficiary after the Effective Date.

          "Inventory": as defined in the Uniform Commercial Code as in effect in the State of New York from time to time; and, with respect to the Parent Borrower and its Domestic Subsidiaries, all such Inventory of the Parent Borrower and such Domestic Subsidiaries, including, without limitation: (i) all goods, wares and merchandise held for sale or lease; and (ii) all goods returned or repossessed by the Parent Borrower or such Domestic Subsidiary.

          "Investments": as defined in subsection 8.9.

          "Investor Group" means Fund V, Fund VI, any other investment fund managed by CD&R, America Online, CEA and their respective Affiliates.

          "Issuing Lender": Chase, in its capacity as issuer of any Letter of Credit.

          "Kinkos.com": kinkos.com, inc., a Delaware corporation.

          "Kinkos.com License": the Sublicense Agreement, dated as of February 29, 2000, between the Parent Borrower and Kinkos.com pursuant to which the Parent Borrower has granted Kinkos.com the right to use the "Kinko's" mark, the "kinkos.com" domain name and certain other marks and domain names as provided therein.

          "Kinkos.com Stockholders Agreement": that certain stockholders agreement dated as of February 29, 2000 among kinkos.com, inc., Kinkos, Inc. and certain stockholders of kinkos.com, inc., as the same may be amended supplemented, waived or otherwise modified from time to time.

          "Kinkos.com Stock": common stock in Kinkos.com, preferred stock in Kinkos.com or other equity interests in Kinkos.com held by the Parent Borrower from time to time, including but not limited to any common equity of Kinkos.com or other securities, property or assets received by the Parent Borrower by way of dividend or distribution in respect of, or upon any conversion, exchange or reclassification of, or otherwise in respect of, any Kinkos.com preferred stock or common stock.

          "Kinkos.com Transactions": the transactions and agreements relating to the merger of liveprint.com, inc., a Delaware corporation into Kinkos.com, effective as of February 29, 2000, including without limitation the sale of liveprint.com, inc. stock in a private offering, the capital contribution by Parent Borrower of cash and the Kinkos.com License to Kinkos.com, a partial spinoff of certain shares of common stock of Kinkos.com owned by Parent Borrower and the merger itself including without limitation the issuance of capital stock, warrants and options by Kinkos.com.

          "L/C Fee Payment Date": with respect to any Letter of Credit, the last day of each March, June, September and December occurring after the date of issuance thereof and prior to the expiration thereof.

          "L/C Obligations": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 3.5(a).

          "L/C Participants": the collective reference to all the Lenders other than the Issuing Lender.

          "Lenders": as defined in the Recitals hereto.

          "Letters of Credit": as defined in subsection 3.1(a).

          "Lien": any mortgage, pledge, hypothecation, assignment, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

          "Limited Recourse Transaction": any transaction expressly permitted pursuant to subsection 8.6(c).

          "Loan": a Revolving Credit Loan or a Swing Line Loan, as the context shall require; collectively, the "Loans".

          "Loan Documents": this Agreement, any Notes, the Applications, the Guarantees and the Security Documents.

          "Loan Parties": the Parent Borrower, each Subsidiary Borrower and each other Subsidiary of the Parent Borrower which is a party to a Loan Document; individually, a "Loan Party".

          "Major Asset Sale": any Asset Sale, or series of related Asset Sales, the Net Cash Proceeds of which exceed $1,000,000 in the aggregate.

          "Management Investors": the collective reference to the officers, directors, employees and other members of the management of the Parent Borrower or any of the Subsidiaries, or family members or relatives thereof or trusts for the benefit of any of the foregoing, who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, common stock of Parent Borrower.

          "Management Subscription Agreements": one or more stock subscription, stock option, grant or other agreements which have been or may be entered into between the Parent Borrower and certain Management Investors, with respect to the issuance to such parties of common stock of Parent Borrower or options, warrants, units or other rights in respect of common stock of Parent Borrower, any agreements entered into from time to time by transferees of any such stock, options, warrants or other rights in connection with the sale, transfer or reissuance thereof, and any assumptions of any of the foregoing by third parties, as amended, supplemented, waived or otherwise modified from time to time.

          "Material Adverse Effect": a material adverse effect on (a) the Transaction, (b) the business, operations, property, condition (financial or otherwise) or prospects of the Parent Borrower and its Subsidiaries taken as a whole or (c) the validity or enforceability of this Agreement, any of the Notes or any of the other Loan Documents or the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents taken as a whole.

          "Material Environmental Amount": any amount payable by the Parent Borrower or any of its Subsidiaries in respect of or under any Environmental Law for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof, that has a Material Adverse Effect.

          "Materials of Environmental Concern": any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under or which may give rise to liability under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

          "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "Net Cash Proceeds": with respect to any Asset Sale, the issuance of any debt securities or any borrowings by the Parent Borrower or any of its Subsidiaries (other than issuances and borrowings permitted pursuant to subsection 8.2), an amount equal to the gross proceeds in cash and Cash Equivalents of such Asset Sale, sale, issuance or borrowing, net of (i) reasonable attorneys' fees, accountants' fees, brokerage, consultant and other customary fees, underwriting commissions and other reasonable fees and expenses actually incurred in connection with such Asset Sale, sale, issuance or borrowing, (ii) taxes paid or reasonably estimated to be payable as a result thereof, (iii) appropriate amounts to be provided by the Parent Borrower or any of its Subsidiaries (A) as a reserve, in accordance with GAAP or (B) to be applied to satisfy any existing liabilities associated with such Asset Sale and retained by the Parent Borrower or any such Subsidiary after such Asset Sale and other appropriate amounts which shall be used by the Parent Borrower or any of its Subsidiaries to discharge or pay on a current basis any other liabilities directly associated with such Asset Sale, and (iv) in the case of a sale or sale and leaseback of or involving an asset subject to a Lien securing any Indebtedness, payments made and installment payments required to be made to repay such Indebtedness, including payments in respect of principal, interest and prepayment premiums and penalties.

          "Non-Excluded Taxes": as defined in subsection 4.11.

          "Notes": the collective reference to the Revolving Credit Notes and the Swing Line Note.

          "Obligor": any purchaser of goods or services or other Person obligated to make payment to the Parent Borrower or any of its Subsidiaries other than Foreign Subsidiaries in respect of a purchase of such goods or services.

          "Other Representatives": the Documentation Agent, the Syndication Agent and the Issuing Lender in their capacities as such.

          "Parent Borrower": as defined in the Preamble hereto.

          "Parent Borrower Patent Security Agreement": the Patent Security Agreement to be executed and delivered by the Parent Borrower, substantially in the form of Exhibit C-4, with such changes thereto as the Administrative Agent shall approve (such approval not to be unreasonably withheld), as the same may be amended, supplemented, waived or otherwise modified from time to time.

          "Parent Borrower Security Agreement": the Security Agreement to be executed and delivered by the Parent Borrower, substantially in the form of Exhibit C-2, with such changes thereto as the Administrative Agent shall approve (such approval not to be unreasonably withheld), as the same may be amended, supplemented, waived or otherwise modified from time to time.

          "Parent Borrower Stock Pledge Agreement": the Stock Pledge Agreement to be executed and delivered by the Parent Borrower, substantially in the form of Exhibit C-1 with such changes thereto as the Administrative Agent shall approve (such approval not to be unreasonably withheld), as the same may be amended, supplemented, waived or otherwise modified from time to time.

          "Parent Borrower Trademark Security Agreement": the Trademark Security Agreement to be executed and delivered by the Parent Borrower, substantially in the form of Exhibit C-3, with such changes thereto as the Administrative Agent shall approve (such approval not to be unreasonably withheld), as the same may be amended, supplemented, waived or otherwise modified from time to time.

          "Participants": as defined in subsection 12.6(b).

          "Patent Security Agreements": the collective reference to the Parent Borrower Patent Security Agreement and each Subsidiary Patent Security Agreement.

          "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

          "Permitted Hedging Arrangement": as defined in subsection 8.8.

          "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Parent Borrower or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA.

          "Predecessor Companies": the approximately 129 affiliated joint venture entities that participated in the Roll-Up.

          "Pricing Grid": the pricing grid attached hereto as Annex A.

          "Prime Rate": as defined in the definition of the term "ABR" in this subsection 1.1.

          "Pro Forma Balance Sheet": as defined in subsection 5.1(b).

          "Pro Forma Date": as defined in subsection 5.1(b).

          "Properties": as defined in subsection 5.18.

          "QFL Note": as defined in subsection 2.7(a).

          "Qualified Foreign Lender": as defined in subsection 2.7(a).

          "Refunded Swing Line Loans": as defined in subsection 2.5(c).

          "Register": as defined in subsection 12.6(d).

          "Regulation T": Regulation T of the Board as in effect from time to time.

          "Regulation U": Regulation U of the Board as in effect from time to time.

          "Regulation X": Regulation X of the Board as in effect from time to time.

          "Reimbursement Obligations": the obligation of any of the Borrowers to reimburse the Issuing Lender pursuant to subsection 3.5(a) for amounts drawn under Letters of Credit.

          "Reinvested Amount": with respect to any Asset Sale permitted by subsection 8.6(f), that portion of the Net Cash Proceeds thereof (which portion shall not exceed $35,000,000 minus the aggregate Reinvested Amounts with respect to any other Asset Sales on or after the Effective Date) as shall, according to a certificate of a Responsible Officer of the Parent Borrower delivered to the Administrative Agent within 30 days of such Asset Sale, be reinvested in the business of the Parent Borrower and its Subsidiaries in a manner consistent with the requirements of subsection 8.12(a) and the other provisions hereof within 360 days of the receipt of such Net Cash Proceeds or, if such reinvestment is in a project authorized by the board of directors of the Parent Borrower that will take longer than such 360 days to complete, the period of time necessary to complete such project; provided that (i) if any such certificate of a Responsible Officer is not delivered to the Administrative Agent on the date of such Asset Sale, any Net Cash Proceeds of such Asset Sale shall be immediately (x) deposited in a cash collateral account established at Chase to be held as collateral in favor of the Administrative Agent for the benefit of the Lenders on terms reasonably satisfactory to the Administrative Agent and shall remain on deposit in such cash collateral account until such certificate of a Responsible Officer is delivered to the Administrative Agent or (y) released to the Parent Borrower upon a reduction of the Revolving Credit Commitments in accordance with subsection 4.4(b) provided that, notwithstanding anything in this Agreement to the contrary, none of the Borrowers may request any Extension of Credit under the Revolving Credit Commitments that would reduce the aggregate amount of the Available Revolving Credit Commitments to an amount that is less than the amount of any such prepayment until such certificate of a Responsible Officer is delivered to the Administrative Agent and (ii) any Net Cash Proceeds not so reinvested by such 360th day or later day, as applicable, shall be utilized on such day to prepay the Loans pursuant to subsection 4.4(b).

          "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

          "Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. § 4043 or any successor regulation thereto.

          "Required Lenders": at any time, Lenders, the Commitment Percentages of which aggregate greater than 50%.

          "Requirement of Law": as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

          "Responsible Officer": as to any Person, any of the following officers of such Person: (i) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the senior vice president—finance, the treasurer or the controller of such Person, (ii) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to the Administrative Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer of such Person and (iii) with respect to subsection 7.7 and without limiting the foregoing, the general counsel of such Person and, (iv) with respect to ERISA related matters, the senior vice president—human resources (or substantial equivalent) of such Person.

          "Revolving Credit Commitment": as to any Lender, its obligation to make Revolving Credit Loans to, and/or make or participate in Swing Line Loans made to, and/or issue or participate in Letters of Credit issued on behalf of, the Borrowers in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender's name in Schedule A under the heading "Commitment Amount" or, in the case of any Lender that is an Assignee, the amount of the assigning Lender's Revolving Credit Commitment assigned to such Assignee pursuant to subsection 12.6(c) (in each case as such amount may be adjusted from time to time as provided herein); collectively, as to all the Lenders, the "Revolving Credit Commitments".

          "Revolving Credit Loans": as defined in subsection 2.1.

          "Revolving Credit Note": as defined in subsection 2.2.

          "Roll-Up": the roll-up of the Predecessor Companies into a single ownership structure which consists of the Parent Borrower and certain of its subsidiaries.

          "Securities Act": the Securities Act of 1933, as amended from time to time.

          "Security Agreements": the collective reference to the Parent Borrower Security Agreement and the Subsidiary Security Agreement.

          "Security Documents": the collective reference to the Security Agreements, the Stock Pledge Agreements, the Trademark Security Agreements, the Patent Security Agreements, the Collateral Agency Agreement and all other similar security documents (including, without limitation, any mortgages) hereafter delivered to the Collateral Agent (which will provide each Lender with a copy thereof) granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Borrowers hereunder, under any Notes and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities.

          "Shareholder Loan Facility": the $50,000,000 aggregate principal amount revolving credit facility provided by one or more of the Agents to various shareholders of the Parent Borrower and guaranteed by the Parent Borrower pursuant to the Shareholder Loan Guarantee together with any refunding, refinancing extension and/or replacement thereof, as the same may be amended, supplemented, waived or otherwise modified from time to time (including as contemplated with BoA).

          "Shareholder Loan Facility Lenders": the lenders under the Shareholder Loan Facility and any successors thereto.

          "Shareholder Loan Guarantee": the Fee and Guarantee Agreement executed and delivered by the Parent Borrower and the Domestic Subsidiaries in connection with the Shareholder Loan Facility with such changes thereto as the Administrative Agent shall approve (such approval not to be unreasonably withheld), together with any refunding, refinancing, extension and/or replacement thereof, as the same may be amended, supplemented, waived or otherwise modified from time to time (including as contemplated with BoA), in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding.

          "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          "Solvent" and "Solvency": with respect to any Person on a particular date, the condition that, on such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small amount of capital.

          "Spot Rate of Exchange": with respect to any Designated Foreign Currency, at any date of determination thereof, the spot rate of exchange in London that appears on the display page applicable to such Designated Foreign Currency on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the spot rate of exchange in London); provided that if there shall at any time no longer exist such a page on such service, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the Administrative Agent and if no such similar rate publishing service is available by reference to the published rate of the Administrative Agent in effect at such date for similar commercial transactions.

          "Standby Letter of Credit": as defined in subsection 3.1.

          "Stock Pledge Agreements": the collective reference to the Parent Borrower Stock Pledge Agreement and each Subsidiary Stock Pledge Agreement.

          "Stockholders Agreement": the Stockholder Agreement, dated as of December 31, 1996 and as amended as of May 11, 1999, among the Parent Borrower and its stockholders.

          "Subsidiary": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person; provided, however, that Kinkos.com shall not be considered a Subsidiary.

          "Subsidiary Borrower": any Subsidiary of the Parent Borrower which is listed as a Subsidiary Borrower on Schedule D, as such schedule may be amended from time to time pursuant to subsection 12.1(b) (including, without limitation, the delivery of the documents required by subsection 12.1(b)).

          "Subsidiary Borrowing Obligations": the unpaid principal of, and interest on (including post-petition interest), the Loans made to any of the Subsidiary Borrowers and all other obligations and liabilities of any of the Subsidiary Borrowers to the Administrative Agent and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement (including, without limitation, any amendment and restatement hereof), the Loans made to any of the Subsidiary Borrowers, or any other Loan Document or any other document executed and delivered in connection with any of the foregoing, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or any Lender) or otherwise.

          "Subsidiary Guarantee": each Guarantee to be executed and delivered by each Domestic Subsidiary of the Parent Borrower, substantially in the form of Exhibit B-1 with such changes thereto subject to Section 12.1(a)(iii) hereto as the Administrative Agent shall reasonably require or shall approve (such approval not to be unreasonably withheld), as the same may be amended, supplemented, waived or otherwise modified from time to time.

          "Subsidiary Patent Security Agreement": each Patent Security Agreement to be executed and delivered by certain of the Domestic Subsidiaries of the Parent Borrower, substantially in the form of Exhibit B-5 with such changes thereto as the Administrative Agent shall approve (such approval not to be unreasonably withheld), as the same may be amended, supplemented, waived or otherwise modified from time to time.

          "Subsidiary Security Agreement": each Security Agreement to be executed and delivered by each Domestic Subsidiary of the Parent Borrower substantially in the form of Exhibit B-3 with such changes thereto as the Administrative Agent shall approve (such approval not to be unreasonably withheld), as the same may be amended, supplemented, waived or otherwise modified from time to time.

          "Subsidiary Stock Pledge Agreement": each Stock Pledge Agreement to be executed and delivered by certain of the Domestic Subsidiaries of the Parent Borrower, substantially in the form of Exhibit B-2 with such changes thereto as the Administrative Agent shall approve (such approval not to be unreasonably withheld), as the same may be amended, supplemented, waived or otherwise modified from time to time.

          "Subsidiary Trademark Security Agreement": each Trademark Security Agreement to be executed and delivered by certain of the Domestic Subsidiaries of the Parent Borrower, substantially in the form of Exhibit B-4 with such changes thereto as the Administrative Agent shall approve (such approval not to be unreasonably withheld), as the same may be amended, supplemented, waived or otherwise modified from time to time.

          "Swing Line Commitment": the Swing Line Lender's obligation to make Swing Line Loans pursuant to subsection 2.5.

          "Swing Line Lender": Chase, in its capacity as provider of the Swing Line Loans.

          "Swing Line Loan Participation Certificate": a certificate in substantially the form of Exhibit J.

          "Swing Line Loans": as defined in subsection 2.5(a).

          "Swing Line Note": as defined in subsection 2.5(b).

          "Syndication Agent": as defined in the Recitals hereto.

          "Target Operating Day": any day that is not (i) a Saturday or Sunday, (ii) Christmas Day or New Year's Day or (iii) any other day on which the Trans-European Real-time Gross Settlement

  Operating System (or any successor settlement system) is not operating (as reasonably determined by the Administrative Agent).

          "Telerate British Bankers Assoc. Interest Settlement Rates Page": shall mean the display designated as Page 3750 (or such other page on which any Designated Foreign Currency then appears) on the Bridge Telerate System (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits or deposits in any Designated Foreign Currency are offered by leading banks in the London interbank deposit market).

          "Termination Date": April 5, 2005.

          "Three Month Secondary CD Rate": as defined in the definition of the term "ABR" in this subsection 1.1.

          "Trademark Security Agreements": the collective reference to the Parent Borrower Trademark Security Agreement and each Subsidiary Trademark Security Agreement.

          "Tranche": the collective reference to Eurocurrency Loans, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

          "Transaction": as defined in the Recitals hereto.

          "Transferee": as defined in subsection 12.6(f).

          "Type": as to any Loan, its nature as an ABR Loan or a Eurocurrency Loan.

          "Underfunding": an excess of the present value of all accrued benefits under a Plan (based on those assumptions used to fund such Plan), determined as of the most recent annual valuation date, over the value of the assets of such Plan allocable to such accrued benefits, determined as of such date.

          "Uniform Customs": in the case of (a) Standby Letters of Credit, the International Standby Practices — ISP98 (1998), International Chamber of Commerce Publication No. 590, as the same may be amended or revised from time to time and (b) Commercial Letters of Credit, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended or revised from time to time.

          "U.S. Tax Compliance Certificate": as defined in subsection 4.11.

Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any certificate or other document made or delivered pursuant hereto.

        (a)  As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Parent Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

        (b)  The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

        (c)  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

AMOUNT AND TERMS OF COMMITMENTS

Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans ("Revolving Credit Loans") to each of the Borrowers from time to time during the Commitment Period in an aggregate principal amount as to all of the Borrowers at any one time outstanding which, when added to such Lender's Commitment Percentage of the sum of the then outstanding L/C Obligations and the then outstanding Swing Line Loans, does not exceed the amount of such Lender's Revolving Credit Commitment then in effect, provided that no Lender shall make any Revolving Credit Loan in any Designated Foreign Currency if, after giving effect to the making of such Revolving Credit Loan, the Dollar Equivalent of the then outstanding Revolving Credit Loans in any Designated Foreign Currencies would exceed $75,000,000 (it being understood and agreed that the Administrative Agent shall calculate the Dollar Equivalent of the then outstanding Revolving Credit Loans in any Designated Foreign Currency on the date on which the Parent Borrower has given the Administrative Agent a notice of borrowing with respect to any Revolving Credit Loan for purposes of determining compliance with this subsection). During the Commitment Period each of the Borrowers may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

        (d)  The Revolving Credit Loans may be made in Dollars or any Designated Foreign Currency and may from time to time be (i) Eurocurrency Loans, (ii) in the case of Revolving Credit Loans in Dollars, ABR Loans or (iii) a combination thereof, as determined by the Parent Borrower and notified to the Administrative Agent in accordance with subsections 2.3 and 4.2, provided that no Revolving Credit Loan shall be made as a Eurocurrency Loan after the day that is one month prior to the Termination Date.

Revolving Credit Notes. Each of the Borrowers agrees that, upon the request to the Administrative Agent by any Lender made on or prior to the Effective Date or in connection with any assignment pursuant to subsection 12.6(c), in order to evidence such Lender's Revolving Credit Loans such Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-1, with appropriate insertions as to payee, date and principal amount (each, as amended, supplemented, replaced or otherwise modified from time to time, a "Revolving Credit Note"), payable to the order of such Lender and in a principal amount equal to the lesser of (a) the amount set forth opposite such Lender's name in Schedule A under the heading "Revolving Credit Commitment" and (b) the aggregate unpaid principal amount of all Revolving Credit Loans made by such Lender to such Borrower. Each Revolving Credit Note shall (x) be dated the Effective Date, (y) be stated to mature on the Termination Date and (z) provide for the payment of interest in accordance with subsection 4.1.

Procedure for Revolving Credit Borrowing. Each of the Borrowers may borrow under the Revolving Credit Commitments during the Commitment Period on any Business Day, provided that the Parent Borrower (on behalf of itself or such other Borrower, as the case may be) shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:30 P.M., New York City time, at least (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurocurrency Loans made in Dollars, or (b) four Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurocurrency Loans made in any Designated Foreign Currency or (c) one Business Day prior to the requested Borrowing Date, otherwise), specifying (i) the identity of the Borrower, (ii) the amount to be borrowed, (iii) the requested Borrowing Date, (iv) whether the borrowing is to be of Eurocurrency Loans, ABR Loans or a combination thereof and (v) if the borrowing is to be entirely or partly of Eurocurrency Loans, the respective amounts of each such Type of Loan, the respective lengths of the initial Interest Periods therefor and, if the Eurocurrency Loans in respect of such borrowing are to be made entirely or partly in any Designated Foreign Currency, the Designated Foreign Currency thereof. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of ABR Loans, except any ABR Loan to be used solely to pay a like amount of outstanding Reimbursement Obligations or Swing Line Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then Available Commitments are (A) less than $5,000,000, $1,000,000 or a whole multiple thereof or (B) less than $1,000,000, such lesser amount) and (y) in the case of Eurocurrency Loans (or, in the case of Eurocurrency Loans to be made in any Designated Foreign Currency, the Dollar Equivalent of the principal amount thereof shall be in an amount equal to), $5,000,000 or a whole multiple of $1,000,000 in excess thereof provided that in the case of the initial borrowing hereunder, the amount of such borrowing shall not exceed $125,000,000. Upon receipt of any such notice from the Parent Borrower, the Administrative Agent shall promptly notify each Lender thereof. Subject to the satisfaction of the conditions precedent specified in subsection 6.2 (and subsection 6.3 in the case of a Subsidiary Borrower), each Lender will make the amount of its pro rata share of each borrowing of Revolving Credit Loans available to the Administrative Agent for the account of the Borrower identified in such notice at the office of the Administrative Agent specified in subsection 12.2 prior to 12:00 Noon (10:00 A.M. in the case of the initial borrowing hereunder), New York City time, on the Borrowing Date requested by the Parent Borrower in Dollars or the applicable Designated Foreign Currency and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower identified in such notice by the Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

Termination or Reduction of Revolving Credit Commitments. The Parent Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent (which will promptly notify the Lenders thereof), to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the aggregate principal amount of the Revolving Credit Loans then outstanding (including, without limitation, in the case of Revolving Credit Loans then outstanding in any Designated Foreign Currency, the Dollar Equivalent of the aggregate principal amount thereof) when added to the sum of the then outstanding L/C Obligations and the then outstanding Swing Line Loans, would exceed the Revolving Credit Commitments then in effect. Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the Revolving Credit Commitments then in effect.

Swing Line Commitments. (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees to make swing line loans (individually, a "Swing Line Loan"; collectively, the "Swing Line Loans") to each of the Borrowers from time to time during the Commitment Period in an aggregate principal amount as to all of the Borrowers at any one time outstanding not to exceed $20,000,000, provided that at no time may the sum of the then outstanding Swing Line Loans, Revolving Credit Loans (including, without limitation, in the case of Revolving Credit Loans then outstanding in any Designated Foreign Currency, the Dollar Equivalent of the aggregate principal amount thereof) and L/C Obligations exceed the Revolving Credit Commitments then in effect. Amounts borrowed by any of the Borrowers under this subsection 2.5 may be repaid and, until but excluding the Termination Date, reborrowed. All Swing Line Loans shall be made as ABR Loans and shall not be entitled to be converted into Eurocurrency Loans. The Parent Borrower (on behalf of itself or such other Borrower, as the case may be) shall give the Swing Line Lender irrevocable notice (which notice must be received by the Swing Line Lender prior to 12:30 P.M., New York City time) on the requested Borrowing Date specifying the identity of the Borrower and the amount of the requested Swing Line Loan which shall be in a minimum amount of $100,000 and whole multiples of $50,000 in excess thereof. The proceeds of the Swing Line Loan will be made available by the Swing Line Lender to the Borrower identified in such notice at the office of the Swing Line Lender by crediting the account of such Borrower at such office with such proceeds in Dollars.

        (e)    Each of the Borrowers agrees that, upon the request to the Administrative Agent by the Swing Line Lender, in order to evidence the Swing Line Loans such Borrower will execute and deliver to the Swing Line Lender a promissory note substantially in the form of Exhibit A-2, with appropriate insertions (as the same may be amended, supplemented, repaid or otherwise modified from time to time, the "Swing Line Note"), payable to the order of the Swing Line Lender and representing the obligation of such Borrower to pay the amount of the Swing Line Commitment or, if less, the unpaid principal amount of the Swing Line Loans made to such Borrower, with interest thereon as prescribed in subsection 4.1. The Swing Line Note shall (a) be dated the Effective Date, (b) be stated to mature on the Termination Date and (c) provide for the payment of interest in accordance with subsection 4.1.

        (f)    The Swing Line Lender, at any time in its sole and absolute discretion may, and, at any time as there shall be a Swing Line Loan outstanding for more than seven Business Days, the Swing Line Lender shall, on behalf of the Borrower to which such Swing Line Loan shall have been made (which hereby irrevocably directs and authorizes the Swing Line Lender to act on its behalf), request each Lender, including the Swing Line Lender, to make a Revolving Credit Loan as an ABR Loan in an amount equal to such Lender's Commitment Percentage of the principal amount of the Swing Line Loans (the "Refunded Swing Line Loans") outstanding on the date such notice is given; provided that the provisions of this subsection shall not affect the obligations of any of the Borrowers to prepay Swing Line Loans in accordance with the provisions of subsection 4.4(c). Unless the Revolving Credit Commitments shall have expired or terminated (in which event the procedures of paragraph (d) of this subsection 2.5 shall apply), each Lender will make the proceeds of its Revolving Credit Loan available to the Administrative Agent for the account of the Swing Line Lender at the office of the Administrative Agent prior to 12:00 Noon, New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Line Loans.

        (g)    If the Revolving Credit Commitments shall expire or terminate at any time while Swing Line Loans are outstanding, each Lender shall, at the option of the Swing Line Lender exercised reasonably, either (i) notwithstanding the expiration or termination of the Revolving Credit Commitments, make a Revolving Credit Loan as an ABR Loan (which Revolving Credit Loan shall be deemed a "Revolving Credit Loan" for all purposes of this Agreement and the other Loan Documents) or (ii) purchase an undivided participating interest in such Swing Line Loans, in either case in an amount equal to such Lender's Commitment Percentage determined on the date of, and immediately prior to, expiration or termination of the Revolving Credit Commitments of the aggregate principal amount of such Swing Line Loans. Each Lender will make the proceeds of any Revolving Credit Loan made pursuant to the immediately preceding sentence available to the Administrative Agent for the account of the Swing Line Lender at the office of the Administrative Agent prior to 12:00 Noon, New York City time, in funds immediately available on the Business Day next succeeding the date on which the Revolving Credit Commitments expire or terminate. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Swing Line Loans outstanding on the date of termination or expiration of the Revolving Credit Commitments. In the event that the Lenders purchase undivided participating interests pursuant to the first sentence of this paragraph (d), each Lender shall immediately transfer to the Swing Line Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swing Line Lender will deliver to such Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

        (h)    Whenever, at any time after the Swing Line Lender has received from any Lender such Lender's participating interest in a Swing Line Loan, the Swing Line Lender receives any payment on account thereof, the Swing Line Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it.

Repayment of Loans. (a) Each of the Borrowers hereby unconditionally promises to pay to the Administrative Agent for the account of: (i) each Lender, the then unpaid principal amount of each Revolving Credit Loan of such Lender made to such Borrower, on the Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 9) and (ii) the Swing Line Lender, the then unpaid principal amount of the Swing Line Loans made to such Borrower, on the Termination Date (or such earlier date on which the Swing Line Loans become due and payable pursuant to Section 9). Each of the Borrowers hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 4.1.

        (b)    Each Lender (including the Swing Line Lender) shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

        (c)    The Administrative Agent shall maintain the Register pursuant to subsection 12.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each of the Borrowers to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from each of the Borrowers and each Lender's share thereof.

        (d)    The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.6(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of any of the Borrowers to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

Qualified Foreign Lender Notes. (a) Any Lender that is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and that is in compliance with the requirements of subsection 4.11(b)(Y) of this Agreement (a "Qualified Foreign Lender") shall upon receipt of the written request of the Parent Borrower or the Administrative Agent, and may upon its own written request to the Administrative Agent, exchange any Revolving Credit Note held by or assigned to it for a Qualified Foreign Lender Revolving Credit Note in the form attached hereto as Exhibit A-3 (a "QFL Note"), provided that, prior to any exchange of Revolving Credit Notes, such Lender shall have delivered to the Parent Borrower the certificates, documents and forms described in subsection 4.11(b)(Y) of this Agreement. Any QFL Notes issued in exchange for any existing Revolving Credit Notes pursuant to this subsection shall be (i) dated the Effective Date, (ii) be issued in the names of the entities in whose names such existing Revolving Credit Notes were issued and (iii) shall be issued in the same principal amounts as such existing Revolving Credit Notes. Any Revolving Credit Note exchanged pursuant to this subsection is sometimes referred to herein as an exchange note ("Exchange Note").

        (i)    Each of the Borrowers agrees that, upon the request of or delivery of a request to a Qualified Foreign Lender pursuant to paragraph (a) of this subsection, it shall execute and deliver QFL Notes to the Administrative Agent in exchange for the Exchanged Notes surrendered in connection with such request conforming to the requirements of such paragraph. Each Qualified Foreign Lender shall surrender its Revolving Credit Notes to the Administrative Agent in connection with any exchange pursuant to this subsection. Upon receipt by the Administrative Agent of the existing Revolving Credit Notes to be exchanged for such QFL Notes in accordance with this paragraph, the Administrative

Agent shall forward the QFL Notes to the Qualified Foreign Lender which surrendered its existing Notes for exchange and shall forward the existing Notes to the Parent Borrower marked "cancelled." Once issued, QFL Notes (i) shall be deemed to and shall be "Notes" and "Revolving Credit Notes" for all purposes under this Agreement, the Security Documents and the other Loan Documents, (ii) may not be exchanged for Revolving Credit Notes, notwithstanding anything to the contrary in this Agreement, and (iii) shall at all times thereafter be QFL Notes, including, without limitation, following any transfer or assignment thereof.

LETTERS OF CREDIT

L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in subsection 3.4(a), agrees to issue letters of credit ("Letters of Credit") for the account of the Parent Borrower and any Subsidiary Borrower on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall not issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations in respect of Letters of Credit would exceed $25,000,000 or (ii) the Aggregate Outstanding Revolving Credit of all the Lenders would exceed the Revolving Credit Commitments of all the Lenders then in effect. Each Letter of Credit shall (i) be denominated in Dollars and shall be either (x) a standby letter of credit issued to support obligations of the Parent Borrower or any of its Subsidiaries, contingent or otherwise, which finance the working capital and business needs of the Parent Borrower and its Subsidiaries incurred in the ordinary course of business (a "Standby Letter of Credit"), or (y) a commercial letter of credit in respect of the purchase of goods or services by the Parent Borrower or any of its Subsidiaries in the ordinary course of business (a "Commercial Letter of Credit"), (ii) expire no later than the Termination Date, and (iii) unless otherwise agreed by the Issuing Lender expire no later than 365 days after its date of issuance in the case of Standby Letters of Credit, and 180 days after its date of issuance in the case of Commercial Letters of Credit.

        (j)    Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

        (k)    The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

Procedure for Issuance of Letters of Credit. The Parent Borrower on its own behalf or on behalf of a Subsidiary Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender, at its address for notices specified herein, an Application therefor, completed to the reasonable satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Parent Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Parent Borrower promptly following the issuance thereof.

Fees, Commissions and Other Charges. (a) The Parent Borrower or the relevant Subsidiary Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit, computed for the period from and including the date of issuance of such Letter of Credit to the expiration date of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin for Revolving Credit Loans which are Eurocurrency Loans in effect at such time, whether or not there are any such Eurocurrency Loans outstanding at such time, plus 1/4 of 1%, calculated on the basis of a 365- (or 366-, as the case may be) day year, of the aggregate amount available to be drawn under such Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date to occur while such Letter of Credit remains outstanding and on the expiration date of such Letter of Credit and the Termination Date. A portion of such commission equal to the amount so computed at a rate of 1/4 of 1% per annum shall be payable to the Issuing Lender, and the remaining amount of such commission shall be payable to the Lenders to be shared ratably among them in accordance with their respective Commitment Percentages. Such commissions and fees shall be nonrefundable.

        (l)    In addition to the foregoing fees and commissions, the Parent Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

        (m)    The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this subsection. The Administrative Agent shall notify the Lenders at least monthly of the aggregate outstanding Letters of Credit.

L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Commitment Percentage (determined on the date of issuance of the relevant Letter of Credit) in the Issuing Lender's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in respect of such Letter of Credit in accordance with subsection 3.5(a), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed; provided that nothing in this paragraph shall relieve the Issuing Lender of any liability resulting from the gross negligence or willful misconduct of the Issuing Lender, or otherwise affect any defense or other right that any L/C Participant may have as a result of such gross negligence or willful misconduct.

        (n)    If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to subsection 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to subsection 3.4(a) is not in fact made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans hereunder. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

        (o)    Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with subsection 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will, if such payment is received prior to 1:00 p.m., New York City time, on a Business Day, distribute to such L/C Participant its pro rata share thereof prior to the end of such Business Day and otherwise the Issuing Lender will distribute such payment on the next succeeding Business Day; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

Reimbursement Obligation of the Borrowers. (a) The relevant Borrower agrees to reimburse the Issuing Lender, upon receipt by the Parent Borrower of notice from the Issuing Lender of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender, for the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses reasonably incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender, at its address for notices specified herein in Dollars and in immediately available funds, upon the date on which the Parent Borrower (on behalf of itself or such Borrower, as the case may be) receives such notice, if received prior to 11:00 A.M., New York City time, on a Business Day and otherwise on the next succeeding Business Day.

        (p)    Interest shall be payable on any and all amounts remaining unpaid by the relevant Borrower under this subsection (i) from the date the draft presented under the affected Letter of Credit is paid to the date on which such Borrower is required to pay such amounts pursuant to paragraph (a) above at the rate which would then be payable on any outstanding ABR Loans that are Revolving Credit Loans and (ii) thereafter until payment in full at the rate which would be payable on any outstanding ABR Loans which were then overdue.

        (q)    Each drawing under any Letter of Credit shall constitute a request by the relevant Borrower to the Administrative Agent for a borrowing pursuant to subsection 2.3 of ABR Loans in the amount of such drawing (but without any requirement for compliance with the prior notice or minimum borrowing amount provisions of subsection 2.3 or the conditions set forth in subsection 6.2). The Borrowing Date with respect to such borrowing shall be the date of such drawing and each Lender shall make its Commitment Percentage of such borrowing available to the Administrative Agent on such date to be used to repay the Reimbursement Obligation created by such drawing. The application of such Loans shall satisfy the Borrower's obligations under subsection 3.5(a) in the amount thereof.

Obligations Absolute. (a) The Parent Borrower's obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Parent Borrower may have or have had against the Issuing Lender, any L/C Participant or any beneficiary of a Letter of Credit, provided that this paragraph shall not relieve the Issuing Lender of any liability resulting from the gross negligence or willful misconduct of the Issuing Lender, or otherwise affect any defense or other right that the Borrower may have as a result of any such gross negligence or willful misconduct.

        (r)    The Parent Borrower also agrees with the Issuing Lender that the Issuing Lender and the L/C Participants shall not be responsible for, and the Parent Borrower's Reimbursement Obligations under subsection 3.5(a) shall not be affected by, among other things, (i0 the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or (ii) any dispute between or among the Parent Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or (iii) any claims whatsoever of the Parent Borrower against any beneficiary of such Letter of Credit or any such transferee, provided that this paragraph shall not relieve the Issuing Lender or any L/C Participant of any liability resulting from the gross negligence or willful misconduct of the Issuing Lender or any L/C Participant, or otherwise affect any defense or other right that the Parent Borrower may have as a result of any such gross negligence or willful misconduct.

        (s)    Neither the Issuing Lender nor any L/C Participant shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Person's gross negligence or willful misconduct.

        (t)    Each Borrower agrees that any action taken or omitted by either Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Parent Borrower and shall not result in any liability of the Issuing Lender or any L/C Participant to the Parent Borrower.

Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower in respect of such Letter of Credit of the date and amount thereof. The responsibility of the Issuing Lender to the relevant Borrower in respect of any Letter of Credit in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit, provided that this paragraph shall not relieve the Issuing Lender of any liability resulting from the gross negligence or willful misconduct of the Issuing Lender, or otherwise affect any defense or other right that such Borrower may have as a result of any such gross negligence or willful misconduct.

Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

GENERAL PROVISIONS APPLICABLE TO
LOANS AND LETTERS OF CREDIT

Interest Rates and Payment Dates. (a) Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin in effect for such day.

        (u)    Each ABR Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the ABR for such day plus the Applicable Margin in effect for such day.

        (v)    If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this subsection plus 2.00% or (y) in the case of overdue interest, fees or other amounts, the rate described in paragraph (b) of this subsection plus 2.00%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

        (w)    Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable from time to time on demand.

        (x)    It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

Conversion and Continuation Options. (a) The Parent Borrower may elect from time to time to convert outstanding Revolving Credit Loans from Eurocurrency Loans made or outstanding in Dollars to ABR Loans by giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurocurrency Loans made or outstanding in Dollars may only be made on the last day of an Interest Period with respect thereto. The Parent Borrower may elect from time to time to convert outstanding Revolving Credit Loans from ABR Loans to Eurocurrency Loans made or outstanding in Dollars by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election. Any such notice of conversion to Eurocurrency Loans outstanding in Dollars shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of outstanding Eurocurrency Loans made or outstanding in Dollars and ABR Loans may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Revolving Credit Loan may be converted into a Eurocurrency Loan when any Default or Event of Default has occurred and is continuing and, in the case of any Default, the Administrative Agent has given notice to the Parent Borrower that no such conversions may be made and (ii) no Revolving Credit Loan may be converted into a Eurocurrency Loan after the date that is one month prior to the Termination Date.

        (y)    Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Parent Borrower giving notice to the Administrative Agent, of the length of the next Interest Period to be applicable to such Loan, determined in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, provided that no Eurocurrency Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and, in the case of any Default, the Administrative Agent has given notice to the Parent Borrower that no such continuations may be made or (ii) after the date that is one month prior to the Termination Date, and provided, further, that (x) in the case of Eurocurrency Loans made or outstanding in Dollars, if the Parent Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Eurocurrency Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period and (y) in case of Eurocurrency Loans made or outstanding in any Designated Foreign Currency, if the Parent Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to clause (i) of the preceding proviso, such Eurocurrency Loans will be continued for the shortest available Interest Periods as determined by the Administrative Agent. Upon receipt of any such notice of continuation pursuant to this subsection 4.2(b), the Administrative Agent shall promptly notify each affected Lender thereof.

Minimum Amounts of Tranches. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans outstanding in Dollars comprising each Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof, the Dollar Equivalent of the aggregate principal amount of the Eurocurrency Loans outstanding in any Designated Foreign Currency comprising each Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and there shall not be more than 10 Tranches at any one time outstanding.

Optional and Mandatory Prepayments; Reduction in Commitments. (a) Each of the Borrowers may at any time and from time to time prepay the Loans made to it and the Reimbursement Obligations in respect of Letters of Credit issued for its account, in whole or in part, without premium or penalty, upon at least three Business Days' irrevocable notice by the Parent Borrower to the Administrative Agent (in the case of Eurocurrency Loans and Reimbursement Obligations outstanding in Dollars), at least four Business Days' irrevocable notice by the Parent Borrower to the Administrative Agent (in the case of Eurocurrency Loans and Reimbursement Obligations outstanding in any Designated Foreign Currency), at least one Business Day's irrevocable notice by the Parent Borrower to the Administrative Agent (in the case of ABR Loans other than Swing Line Loans) or same-day irrevocable notice by the Parent Borrower to the Administrative Agent (in the case of Swing Line Loans), specifying (subject to the limitation contained in the parenthetical of the third succeeding sentence), in the case of any prepayment of loans the date and amount of prepayment and whether the prepayment is (i) of Revolving Credit Loans or Swing Line Loans, or a combination thereof, and (ii) of Eurocurrency Loans, ABR Loans or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each and, in the case of any prepayment of Reimbursement Obligations, the date and amount of prepayment, the identity of the applicable Letter of Credit or Letters of Credit and the amount allocable to each of such Reimbursement Obligations. Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a Eurocurrency Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to subsection 4.12. Partial prepayments of the Revolving Credit Loans and the Reimbursement Obligations shall (unless the Parent Borrower otherwise directs during a time when no Default or Event of Default has occurred and is continuing) be applied, first, to payment of the Swing Line Loans then outstanding, second, to payment of the Revolving Credit Loans then outstanding, third, to payment of any Reimbursement Obligations then outstanding and, last, to cash collateralize any outstanding L/C Obligation on terms reasonably satisfactory to the Administrative Agent. Partial prepayments pursuant to this subsection 4.4(a) shall be in an aggregate principal amount (or, in the case of Eurocurrency Loans outstanding in any Designated Foreign Currency, the Dollar Equivalent of an aggregate principal amount thereof) of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

        (b)    Subject to subsection 4.4(e), if (i) to the extent not prohibited by the terms of this Agreement, the Parent Borrower or any of its Subsidiaries shall incur Indebtedness for borrowed money (other than Indebtedness permitted pursuant to subsection 8.2) pursuant to a public offering or private placement or otherwise, (ii) the Parent Borrower or any of its Subsidiaries shall make a Major Asset Sale pursuant to subsection 8.6(f), then, in each case, the Parent Borrower shall prepay, in accordance with subsection 4.4(d), the Loans and cash collateralize the L/C Obligations in an amount equal to (x) in the case of the incurrence of any such Indebtedness, 100% of the Net Cash Proceeds thereof, (y) in the case of any such Major Asset Sale, 100% of the Net Cash Proceeds thereof minus any Reinvested Amounts and, in each such case, with such prepayment to be made on the date of receipt of any such Net Cash Proceeds (except that, in the case of clause (y), if any such Net Cash Proceeds are eligible to be reinvested in accordance with the definition of the term "Reinvested Amount" in subsection 1.1 and the Parent Borrower has elected not to reinvest such proceeds, the prepayment attributable to such proceeds to be made on the earlier of (1) the date on which the certificate of a Responsible Officer of the Parent Borrower to such effect is delivered to the Administrative Agent in accordance with such definition and (2) the last day of the period within which a certificate setting forth such election is required to be delivered in accordance with such definition). Nothing in this paragraph (b) shall limit the rights of the Administrative Agent and the Lenders set forth in Section 9.

        (c)    The Borrowers shall prepay all Swing Line Loans then outstanding simultaneously with each borrowing of Revolving Credit Loans.

        (d)    Prepayments pursuant to subsection 4.4(b) shall be applied, first, to prepay Swing Line Loans then outstanding, second, to prepay Revolving Credit Loans then outstanding, third, to pay any

Reimbursement Obligations then outstanding and, last, to cash collateralize any outstanding L/C Obligations on terms reasonably satisfactory to the Administrative Agent.

        (e)    The Revolving Credit Commitments shall be permanently reduced by the amount of the Net Cash Proceeds specified in clause (x) or (y), as the case may be, of subsection 4.4(b) (whether or not there are outstanding at the time of any such event any Revolving Credit Loans, Reimbursement Obligations or L/C Obligations to which such proceeds are required to be applied), provided that no prepayment subject to subsection 4.4(b) below the then reduced amount of the Revolving Credit Commitments shall be required if, immediately after giving effect to the reduction of Revolving Credit Commitments pursuant to this subsection 4.4(e), the Parent Borrower would otherwise then be able to borrow at least $1 under the Revolving Credit Commitments in accordance with the terms hereof.

Commitment Fees; Administrative Agent's Fee; Other Fees. (a) The Parent Borrower agrees to pay to the Administrative Agent for the account of each Lender, a commitment fee for the period from and including the first day of the Commitment Period to the Termination Date, computed at the Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date or such earlier date as the Revolving Credit Commitments shall terminate as provided herein, commencing on April 5, 2000.

        (b)    The Parent Borrower shall pay to the Administrative Agent an administration fee of $100,000 in respect of the period from the Effective Date to the first anniversary thereof, which fee shall be payable in advance on the Effective Date, and thereafter the Parent Borrower shall pay to the Administrative Agent an administration fee of $100,000 per annum for each annual period thereafter, which fee shall be payable annually in advance.

        (c)    The Parent Borrower shall pay (without duplication, inclusive of any fee payable under subsections 4.5(a) and (b)) to Chase, for its account and, as specified therein, for the account of the Lenders, the other fees required to be paid pursuant to (i) the Commitment Letter, dated February 3, 2000, among Chase, CSI, BoA, BoA Securities, Goldman and the Parent Borrower, relating to the Loans, and (ii) the Fee Letter, dated February 3, 2000, among Chase, CSI, BoA, BoA Securities, Goldman and the Parent Borrower, relating to the Loans, in each case in the amounts and on the dates set forth therein.

Computation of Interest and Fees. (a) Interest (other than interest based on the Prime Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed; and commitment fees and interest based on the Prime Rate shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Parent Borrower and the affected Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the ABR, the Eurocurrency Reserve Requirements, the C/D Assessment Rate or the C/D Reserve Percentage shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Parent Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.

        (z)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on each of the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Parent Borrower, deliver to the Parent Borrower a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to subsection 4.1, excluding any Eurocurrency Base Rate which is based upon the Telerate British Bankers Assoc. Interest Settlement Rates Page and any ABR which is based upon the Prime Rate.

Inability to Determine Interest Rate. If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon each of the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate with respect to any Eurocurrency Loan (the "Affected Eurocurrency Rate") for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Parent Borrower and the Lenders as soon as practicable thereafter. If such notice is given (a) any Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate requested to be made on the first day of such Interest Period shall be made as ABR Loans, (b) any outstanding Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate shall be converted to or continued as ABR Loans, (c) any outstanding Eurocurrency Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate shall be converted, on the first day of such Interest Period, to ABR Loans, (d) any Eurocurrency Loans denominated in any Designated Foreign Currency requested to be made on the first day of such Interest Period shall be made at a rate of interest which reflects the cost to the Lenders of obtaining funds of the type utilized to fund such Loan to the Borrower hereunder in the local market for the period during which such Loan is outstanding (the "Cost of Funds") plus the Applicable Margin in effect at such time with respect to Eurocurrency Loans, and (e) any outstanding Eurocurrency Loans denominated in any Designated Foreign Currency shall be converted, on the last day of the then current Interest Period, to Loans which bear interest based on the Cost of Funds plus the Applicable Margin in effect at such time with respect to Eurocurrency Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate shall be made or continued as such, nor shall any of the Borrowers have the right to convert ABR Loans to Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate.

Pro Rata Treatment and Payments. (a) Subject to Subsection 4.8(c), each borrowing of Revolving Credit Loans (other than Swing Line Loans) by any of the Borrowers from the Lenders hereunder shall be made, each payment by any of the Borrowers on account of any commitment fee hereunder shall be allocated by the Administrative Agent, and any reduction of the Revolving Credit Commitments of the Lenders shall be allocated by the Administrative Agent, pro rata according to the relevant Commitment Percentages of the Lenders. Subject to Subsection 4.8(c), each payment (including each prepayment) by any of the Borrowers on account of principal of and interest on any Revolving Credit Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Revolving Credit Loans then held by the Lenders. All payments (including prepayments) to be made by any of the Borrowers, hereunder and under any Notes, whether on account of principal, interest, fees, Reimbursement Obligations or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders holding the relevant Loans or the L/C Participants, as the case may be, at the Administrative Agent's office specified in subsection 12.2, in Dollars or, in the case of Eurocurrency Loans outstanding in any Designated Foreign Currency and L/C Obligations in any Designated Foreign Currency, such Designated Foreign Currency and whether in Dollars or any Designated Foreign Currency in immediately available funds. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to such Lenders, if any such payment is received prior to 1:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent shall distribute such payment to such Lenders on the next succeeding Business Day. If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

        (aa)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing by any Borrower that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to such Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to (x) in the case of Loans to be made in Dollars, the daily average Federal Funds Effective Rate or (y) in the case of any Revolving Credit Loans to be made in any Designated Foreign Currency, the rate customary in such Designated Foreign Currency for settlement of similar inter-bank obligations, as quoted by the Administrative Agent, in each case for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender's Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, (x) the Administrative Agent shall notify the Parent Borrower of the failure of such Lender to make such amount available to the Administrative Agent and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to, in the case of any Loans to be made in Dollars, ABR Loans hereunder or, in the case of Loans to be made in any Designated Foreign Currency, the rate per annum referred to in clause (y) of the second preceding sentence in respect of such Designated Foreign Currency plus the Applicable Margin hereunder, on demand, from such Borrower and (y) then such Borrower may, without waiving any rights it may have against such Lender, borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available, provided that at the time such borrowing is made and at all times while such amount is outstanding such Borrower would be permitted to borrow such amount pursuant to subsection 2.1.

        (bb)    Notwithstanding any other provision contained herein, in the event that any Lender gives notice to the Administrative Agent that it is unable to fund Revolving Credit Loans in any Designated Foreign Currency at a reasonable cost to it, the Administrative Agent shall, until such notice is withdrawn and to the extent necessary in order to excuse such Lender from making any Revolving Credit Loans in such Designated Foreign Currency and to continue to make available to the Borrowers the full aggregate amount of the Revolving Credit Commitments, reallocate from time to time among the Lenders the outstanding Revolving Credit Loans denominated in Dollars and the Revolving Credit Loans in such Designated Foreign Currency; provided that, in the event that the Lenders the Commitment Percentage of which aggregate greater than 50% give such notice to the Administrative Agent, the Lenders shall not be required to make any Revolving Credit Loans in such Designated Foreign Currency until any such notices have been withdrawn so that the Lenders the Commitment Percentage of which aggregate greater than 50% have either not given any such notice or have withdrawn any such notice.

Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Effective Date shall make it unlawful for any Lender to make or maintain Eurocurrency Loans as contemplated by this Agreement ("Affected Eurocurrency Loans"), (a) such Lender shall promptly give written notice of such circumstances to the Parent Borrower and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Eurocurrency Loans, to continue Affected Eurocurrency Loans as such and, in the case of Affected Eurocurrency Loans in Dollars, to convert an ABR Loan to Affected Eurocurrency Loans, shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Eurocurrency Loans, in the case of Revolving Credit Loans in Dollars, such Lender shall then have a commitment only to make an ABR Loan when an Affected Eurocurrency Loan is requested and, in the case of any Revolving Credit Loans in a Designated Foreign Currency which would be Affected Eurocurrency Loans, such Lender shall not be required to make Revolving Credit Loans in such Designated Foreign Currency and (c) such Lender's Loans then outstanding as Affected Eurocurrency Loans, if any, shall, in the case of Affected Eurocurrency Loans in Dollars, be converted automatically to ABR Loans and, in the case of Affected Eurocurrency Loans in the Designated Foreign Currency, be repaid on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of an Affected Eurocurrency Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the applicable Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 4.12.

Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Effective Date (or, if later, the date on which such Lender becomes a Lender):

          (i)    shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit, any Application or any Eurocurrency Loans made by it or its obligation to make Eurocurrency Loans, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by subsection 4.11 (including Non-Excluded Taxes imposed solely by reason of any failure of such Lender to comply with its obligations under subsection 4.11(b)) and changes in the rate of taxes measured by or imposed upon the overall net income, or franchise taxes, or the rate of taxes measured by or imposed upon overall capital or net worth, or branch taxes (in the case of such capital, net worth or branch taxes, imposed in lieu of such net income tax), of such Lender or its applicable lending office, branch, or any affiliate thereof);

          (ii)  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurocurrency Rate hereunder; or

          (iii)  shall impose on such Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Parent Borrower from such Lender, through the Administrative Agent, in accordance herewith, the Parent Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Eurocurrency Loans or Letters of Credit, provided that, in any such case, such Borrower may elect to convert the Eurocurrency Loans made by such Lender hereunder to ABR Loans by giving the Administrative Agent at least one Business Day's notice of such election, in which case the Parent Borrower shall promptly pay to such Lender, upon demand, without duplication, such amounts, if any, as may be required pursuant to subsection 4.12. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to the Parent Borrower, through the Administrative Agent, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

        (cc)    If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Effective Date (or, if later, the date on which such Lender becomes a Lender), does or shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within ten Business Days after submission by such Lender to the Parent Borrower (with a copy to the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this paragraph (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender and a reasonably detailed explanation of the calculation thereof, the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction. Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Taxes. (a) Except as provided below in this subsection, all payments made by any of the Borrowers under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding taxes measured by or imposed upon the overall net income of any Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise taxes, branch taxes, taxes on doing business or taxes measured by or imposed upon the overall capital or net worth of any Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed: (i) by the jurisdiction under the laws of which such Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such tax and such Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any Notes. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any Notes, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and any Notes, provided, however, that the Parent Borrower shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof, as the case may be, or the jurisdiction in which the applicable Subsidiary Borrower is incorporated or organized if such Lender fails to comply with the requirements of paragraph (b) of this subsection. Whenever any Non-Excluded Taxes are payable by any of the Borrowers, as promptly as possible thereafter the applicable Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof. If any of the Borrowers fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

        (dd)    (1) Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

          (X)    (i) on or before the date of any payment by any of the Borrowers under this Agreement or any Notes to such Lender, deliver to the Parent Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, or successor applicable form, as the case may be, certifying that it is entitled to receive payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes;

              (i)    deliver to the Parent Borrower and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Parent Borrower; and

              (ii)    obtain such extensions of time for filing and complete such forms or certifications, and provide such documentation and other evidence as may reasonably be requested by the Parent Borrower or the Administrative Agent; or

          (Y)    in the case of any such Lender that is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (i) represent to the Parent Borrower (for the benefit of each of the Borrowers and the Administrative Agent) that it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (ii) agree to furnish to the Parent Borrower on or before the date of any payment by any of the Borrowers, with a copy to the Administrative Agent, (A) a certificate substantially in the form of Exhibit F (any such certificate a "U.S. Tax Compliance Certificate") and (B) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form certifying to such Lender's legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes (and to deliver to the Parent Borrower and the Administrative Agent two further copies of such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the Parent Borrower or the Administrative Agent for filing and completing such forms), and (iii) agree, to the extent legally entitled to do so, upon reasonable request by the Parent Borrower, to provide to the Parent Borrower (for the benefit of each of the Borrowers and the Administrative Agent) such other forms, certification, documentation and evidence as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement and any Notes;

          (2)    Each Lender that is not incorporated or organized under the laws of the jurisdiction under which a Subsidiary Borrower is incorporated or organized shall, upon request by such Subsidiary Borrower, deliver to such Subsidiary Borrower or the applicable governmental or taxing authority, as the case may be, any form or certificate required in order that any payment by such Subsidiary Borrower under this Agreement or any Notes to such Lender may be made free and clear of, and without deduction or withholding for or on account of any Tax (or to allow any such deduction or withholding to be at a reduced rate) imposed on such payment under the laws of the jurisdiction under which such Subsidiary Borrower is incorporated or organized, provided that such Lender is legally entitled to complete, execute and deliver such form or certificate and such completion, execution or submission would not materially prejudice the legal position of such Lender;

unless in any such case any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder which renders all such forms, certifications, documentation or evidence inapplicable or which would prevent such Lender from duly completing and delivering any such forms, certifications, documentation or evidence with respect to it and such Lender so advises the Parent Borrower and the Administrative Agent. Each Person that shall become a Lender or a Participant pursuant to subsection 12.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications, statements, documentation and other evidence required pursuant to this subsection, provided that in the case of a Participant the obligations of such Participant pursuant to this paragraph (b) shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications, documentation and other evidence to the Lender from which the related participation shall have been purchased.

Indemnity. Each of the Borrowers agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender's gross negligence or willful misconduct) as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Parent Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment or conversion of a Eurocurrency Loan after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurocurrency Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include but is not limited to an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurocurrency Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. If any Lender becomes entitled to claim any amounts under the indemnity contained in this subsection 4.12, it shall provide prompt notice thereof to the Parent Borrower, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and

(z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any indemnification pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Certain Rules Relating to the Payment of Additional Amounts. (a) Upon the request, and at the expense, of the applicable Borrower, each Lender to which any of the Borrowers is required to pay any additional amount pursuant to subsection 4.10 or 4.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford such Borrower the opportunity to contest, and reasonably cooperate with such Borrower in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Lender shall not be required to afford such Borrower the opportunity to so contest unless such Borrower shall have confirmed in writing to such Lender its obligation to pay such amounts pursuant to this Agreement and (ii) such Borrower shall reimburse such Lender for its reasonable attorneys' and accountants' fees and disbursements incurred in so cooperating with such Borrower in contesting the imposition of such Non-Excluded Tax.

        (ee)    If a Lender changes its applicable lending office (other than pursuant to paragraph (c) below) and the effect of the change, as of the date of the change, would be to cause any of the Borrowers to become obligated to pay any additional amount under subsection 4.10 or 4.11, such Borrower shall not be obligated to pay such additional amount.

        (ff)    If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender by any of the Borrowers pursuant to subsection 4.10 or 4.11, such Lender shall promptly notify the applicable Borrower and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless such Borrower agrees to reimburse such Lender for the reasonable incremental out-of-pocket costs thereof).

        (gg)    If any of the Borrowers shall become obligated to pay additional amounts pursuant to subsection 4.10 or 4.11 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under subsection 4.10 or 4.11, the applicable Borrower shall have the right, for so long as such obligation remains, (x) with the assistance of the Administrative Agent, to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and such Borrower to purchase the affected Loan, in whole or in part, at an aggregate price no less than such Loan's principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (y) upon at least four Business Days irrevocable notice to the Administrative Agent, to prepay the affected Loan, in whole or in part, subject to subsection 4.12, without premium or penalty. In the case of the substitution of a Lender, the applicable Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to subsection 12.6(c) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender. In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid. In the case of each of the substitution of a Lender and of the prepayment of an affected Loan, the applicable Borrower shall first pay the affected Lender any additional amounts owing under subsections 4.10 and 4.11 prior to such substitution or prepayment.

        (hh)    If the Administrative Agent or any Lender or any Participant receives a refund in respect of taxes for which any of the Borrowers has made additional payments pursuant to subsection 4.10(a) or

4.11(a), the Administrative Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority) to such Borrower, provided, however, that such Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to the Administrative Agent or the applicable Lender or any Participant, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority.

        (ii)    The obligations of a Lender or Participant under this subsection 4.13 shall survive the termination of this Agreement and the payment of the Loans and all amounts payable hereunder.

Controls on Prepayment if Aggregate Outstanding Revolving Credit Exceeds Aggregate Revolving Credit Commitments. (a) The Parent Borrower will implement and maintain internal controls to monitor the borrowings and repayments of Loans by the Borrowers and the issuance of and drawings under Letters of Credit, with the object of preventing any request for an Extension of Credit that would result in the Aggregate Outstanding Revolving Credit with respect to all of the Lenders (including the Swing Line Lender) being in excess of the aggregate Revolving Credit Commitments then in effect, the Aggregate Outstanding Revolving Credit made in any Designated Foreign Currencies with respect to all of the Lenders being in excess of $75,000,000 and of promptly identifying and remedying any circumstance where, by reason of changes in exchange rates, the Aggregate Outstanding Revolving Credit (made in Dollars or any Designated Foreign Currency) with respect to all of the Lenders (including the Swing Line Lender) exceeds the aggregate Revolving Credit Commitments then in effect or the Aggregate Outstanding Revolving Credit made in any Designated Foreign Currencies with respect to all of the Lenders exceeds $75,000,000. In the event that at any time the Parent Borrower determines that the Aggregate Outstanding Revolving Credit (made in Dollars or any Designated Foreign Currency) with respect to all of the Lenders (including the Swing Line Lender) exceeds the aggregate Revolving Credit Commitments then in effect or the Aggregate Outstanding Revolving Credit made in any Designated Foreign Currencies with respect to all of the Lenders exceeds $75,000,000, in each case, by more than 5%, the Parent Borrower will promptly notify the Administrative Agent.

        (jj)    The Administrative Agent will calculate the Aggregate Outstanding Revolving Credit (including any portion made in any Designated Foreign Currency) with respect to all of the Lenders (including the Swing Line Lender) from time to time, and in any event not less frequently than once during each calendar week. In making such calculations, the Administrative Agent will rely on the information most recently received by it from the Swing Line Lender in respect of outstanding Swing Line Loans and from the Issuing Lender in respect of outstanding L/C Obligations.

        (kk)    In the event that on any date the Administrative Agent calculates that the Aggregate Outstanding Revolving Credit (made in Dollars or any Designated Foreign Currency) with respect to all of the Lenders (including the Swing Line Lender) exceeds the aggregate Revolving Credit Commitments then in effect or the Aggregate Outstanding Revolving Credit made in any Designated Foreign Currency with respect to all of the Lenders exceeds $75,000,000, in each case, by more than 5%, the Administrative Agent will give notice to such effect to the Borrowers and the Lenders. Within five Business Days of receipt of any such notice, the Borrowers will, as soon as practicable but in any event within five Business Days of receipt of such notice, first, make such repayments or prepayments of Loans (together with interest accrued to the date of such repayment or prepayment), second, pay any Reimbursement Obligations then outstanding and, third, cash collateralize any outstanding L/C Obligations on terms reasonably satisfactory to the Administrative Agent as shall be necessary to cause the Aggregate Outstanding Revolving Credit (made in Dollars or any Designated Foreign Currency) with respect to all of the Lenders (including the Swing Line Lender) to no longer exceed the aggregate Revolving Credit Commitments then in effect and/or the Aggregate Outstanding Revolving Credit made in any Designated Foreign Currency with respect to all of the Lenders to no longer exceed $75,000,000. If any such repayment or prepayment of a Eurocurrency Loan pursuant to this subsection occurs on a day which is not the last day of the then current Interest Period with respect thereto, the

Parent Borrower shall pay to the Revolving Credit Lenders such amounts, if any, as may be required pursuant to subsection 4.12.

REPRESENTATIONS AND WARRANTIES

        To induce the Administrative Agent and each Lender to make the Extensions of Credit requested to be made by it on the Effective Date and on each Borrowing Date thereafter, the Parent Borrower hereby represents and warrants, on the Effective Date and on every Borrowing Date thereafter, to the Administrative Agent and each Lender that:

Financial Condition. The audited consolidated balance sheet of the Parent Borrower as of December 31, 1999 and the audited consolidated statement of earnings and statement of cash flows for the year ended December 31, 1999 have heretofore been furnished to each Lender. Such financial statements (including the notes thereto) (i) have been audited by KPMG Peat Marwick LLP, (ii) have been prepared in accordance with GAAP consistently applied throughout each period covered thereby and (iii) (on the basis disclosed in the footnotes to such financial statements) present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Parent Borrower covered thereby as of such dates and for such periods. During the period from December 31, 1999 to and including the Effective Date, there has been no sale, transfer or other disposition by the Parent Borrower or any of its Subsidiaries of any material part of the business or property of or the Parent Borrower or any of its Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Parent Borrower or any of its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Effective Date. On the Effective Date, the Parent Borrower and its Subsidiaries do not have any material Guarantee Obligations, material contingent liabilities and material liabilities for taxes, or any material long-term leases or material unusual forward or long-term commitments, including any material interest rate or foreign currency swap or exchange transaction or other material obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.

No Change; Solvent. Since December 31, 1999, (a) there has been no development or event relating to or affecting any Loan Party which has had or would be reasonably expected to have a Material Adverse Effect (after giving effect to the Transaction) and (b) except as permitted under this Agreement and at any time prior to the consummation of the Transaction, no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Parent Borrower nor has any of the Capital Stock of the Parent Borrower been redeemed, retired, purchased or otherwise acquired for value by the Parent Borrower or any of its Subsidiaries. As of the Effective Date, and the payment of estimated fees, expenses and financing costs related to the transactions contemplated hereby and thereby, the Parent Borrower is Solvent.

Corporate Existence; Compliance with Law. Each of the Loan Parties (a) is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to obtain Extensions of Credit hereunder, and each such Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the Extensions of Credit on the terms and conditions of this Agreement, any Notes and the Applications. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the Transaction or the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party and, in the case of the Borrowers, with the Extensions of Credit hereunder, except for (i) consents, authorizations, notices and filings described in Schedule 5.4, all of which have been obtained or made, (ii) filings to perfect the Liens created by the Security Documents, (iii) filings pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3737 et seq.), in respect of Accounts of Parent Borrower and its Subsidiaries the Obligor in respect of which is the United States of America or any department, agency or instrumentality thereof and (iv) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect. This Agreement has been duly executed and delivered by each of the Borrowers, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party. This Agreement constitutes a legal, valid and binding obligation of the Borrowers, and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

No Legal Bar. The execution, delivery and performance of the Loan Documents by the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of any Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect and (b) will not result in, or require, the creation or imposition of any Lien (other than the Liens permitted by subsection 8.3) on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

No Material Litigation. Except as disclosed on Schedule 5.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any of the Borrowers, threatened by or against the Parent Borrower or any of its Subsidiaries or against any of its or their respective properties or revenues and (a) relates to the Transaction or any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which would be reasonably expected to have a Material Adverse Effect.

No Default. Neither the Parent Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Ownership of Property; Liens. Each of the Parent Borrower and its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien, except for Liens permitted by subsection 8.3.

Intellectual Property. The Parent Borrower and each of its Subsidiaries owns, or has the legal right to use, all United States patents, trademarks, trade names, copyrights, technology, know-how and processes necessary for each of them to conduct its business as currently conducted or as proposed to be conducted (the "Intellectual Property") except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property, the effectiveness of any such Intellectual Property or the validity of any patent or registration included within such Intellectual Property, nor, except as set forth on Schedule 5.9, do any of the Borrowers know of any basis for any such claim, and, to the knowledge of the Borrowers, the use of such Intellectual Property by the Parent Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

No Burdensome Restrictions. Except as previously disclosed in writing to the Lenders on or prior to the Effective Date, no Requirement of Law or Contractual Obligation of the Parent Borrower or any of its Subsidiaries would be reasonably expected to have a Material Adverse Effect.

Taxes. To the knowledge of each of the Borrowers: it has filed or caused to be filed all United States federal income tax returns and all other material tax returns which are required to be filed and has paid (a) all taxes shown to be due and payable on said returns or (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority and no tax Lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge (in each case, other than any (i) taxes, fees or other charges with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the applicable entity). The preceding sentence shall not apply to any taxes, fees or other charges with respect to any of the Predecessor Companies that are subject to indemnification in favor of the Parent Borrower and its Subsidiaries under any of the Securities Exchange Agreements (as such term is defined in the Purchase Agreement) and with respect to which the Parent Borrower has promptly notified the Administrative Agent upon becoming aware of such failure to pay, the filing of any tax lien or the assertion of a claim.

Federal Regulations. No part of the proceeds of any Loans or any Letter of Credit will be used for any purpose which violates the provisions of the Regulations of the Board including, without limitation, Regulation U, Regulation T or Regulation X of the Board. If requested by any Lender or the Administrative Agent, the Parent Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-1, FR Form U-1 or such other similar form referred to in Regulation U, Regulation T or Regulation X, as the case may be.

ERISA. During the five year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan (or, with respect to (vi) or (viii) below, as of the date such representation is made or deemed made), none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a liability to the Parent Borrower or any of its Subsidiaries which would be reasonably expected to have a Material Adverse Effect: (i) a Reportable Event; (ii) an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA); (iii) any noncompliance with the applicable provisions of ERISA or the Code; (iv) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (v) a Lien on the property of the Parent Borrower or its Subsidiaries in favor of the PBGC or a Plan; (vi) Underfunding with respect to any Single Employer Plan; (vii) a complete or partial withdrawal from any Multiemployer Plan by the Parent Borrower or any Commonly Controlled Entity; (viii) any liability of the Parent Borrower or any Commonly Controlled Entity under ERISA if the Parent Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; (ix) the Reorganization or Insolvency of any

Multiemployer Plan; and (x) an event or condition with respect to which the Parent Borrower or any Commonly Controlled Entity could reasonably be expected to incur any liability in respect of a Former Plan.

Collateral. Except with respect to (i) Liens on equipment constituting fixtures, (ii) any reserved rights of the United States government as required under law, (iii) Liens upon Trademarks, Patents, Trademark Licenses and Patent Licenses as defined in the Security Agreements to the extent that (a) such Liens cannot be perfected by the filing of financing statements under the Uniform Commercial Code or by the filing, acceptance and recording thereof in the United States Patent and Trademark Office or (b) such Trademarks, Patents, Trademark Licenses and Patent Licenses are not, individually or in the aggregate, material to the business of the Parent Borrower and its Subsidiaries taken as a whole, (iv) Liens on uncertificated securities, (v) Liens on Collateral the perfection of which requires filings in or other actions under the laws of jurisdictions outside of the United States of America, any State, territory or dependency thereof or the District of Columbia (except to the extent that such filings or other actions have been made or taken), (vi) Liens on contracts or Receivables on which the United States of America or any department, agency or instrumentality thereof is the obligor, (vii) Liens on Proceeds of Receivables and Inventory, until transferred to or deposited in the collateral proceeds account (if any), except to the extent otherwise provided in Section 9-306 of the Uniform Commercial Code or other similar law, and (viii) claims of creditors of Persons receiving goods included as Collateral for "sale or return" within the meaning of Section 2-326 of the Uniform Commercial Code of the applicable jurisdiction, upon filing of the financing statements delivered to the Collateral Agent by the Parent Borrower and its Subsidiaries on the Effective Date in the jurisdictions listed on Schedule 5.14 (which financing statements are in proper form for filing in such jurisdictions) and the recording of any mortgages (and the recording of the Trademark Security Agreements and the Patent Security Agreements, and the making of filings after the Effective Date in any other jurisdiction as may be necessary under any Requirement of Law) and the delivery to, and continuing possession by, the Collateral Agent of all Instruments, Chattel Paper and Documents a security interest in which is perfected by possession, the Liens created pursuant to each Security Document, when executed and delivered, will constitute valid Liens on and, to the extent provided therein, perfected security interests in the collateral referred to in such Security Document (but as to the Copyrights and the Copyright Licenses and accounts arising therefrom, only to the extent the Uniform Commercial Code of the relevant jurisdiction, from time to time in effect, is applicable) in favor of the Collateral Agent for the ratable benefit of the Lenders and the Shareholder Loan Facility Lenders, which Liens will be prior to all other Liens of all other Persons, except for Liens permitted pursuant to the Loan Documents (including, without limitation, those permitted to exist pursuant to subsection 8.3), and which Liens are enforceable as such as against all other Persons (except, with respect to goods only, buyers in the ordinary course of business to the extent provided in Section 9-307(1) of the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction, and except to the extent that the recording of an assignment or other transfer of title to the Collateral Agent in the United States Patent and Trademark Office may be necessary for such enforceability), except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). Notwithstanding any other provision of this Agreement, capitalized terms which are used in this subsection 5.14 and not defined in this Agreement are so used as defined in the Parent Borrower Security Agreement.

Investment Company Act; Other Regulations. None of the Borrowers is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. None of the Borrowers is subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness as contemplated hereby.

Subsidiaries. Schedule 5.16 sets forth all the Subsidiaries of the Parent Borrower at the Effective Date, the jurisdiction of their incorporation and the direct or indirect ownership interest of the Parent Borrower therein.

Purpose of Loans. The proceeds of the Loans shall be used by the Parent Borrower (i) to finance the working capital, capital expenditure and other business requirements of the Parent Borrower and its Subsidiaries, (ii) to refinance outstanding amounts under the Existing Credit Agreement and (iii) for general corporate purposes. The proceeds of the Loans may also be used by the Parent Borrower to finance the repurchase of certain outstanding shares of the Parent Borrower (including net transaction expenses of up to $15,000,000),

Environmental Matters. Except as set forth in Schedule 5.18: (a) to the best knowledge of the Borrowers, the facilities and properties owned, leased or operated by the Parent Borrower or any of its Subsidiaries (the "Properties") and all operations at the Properties are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Properties or the business as operated by the Parent Borrower or any of its Subsidiaries (the "Business"), and there are no conditions relating to the Business or Properties that would be reasonably likely to give rise to liability under any applicable Environmental Law, except for any failure so to comply or violation or condition, or any aggregation thereof, that would not be reasonably likely to result in the payment of a Material Environmental Amount.

        (ll)    To the best knowledge of the Borrowers, the Properties do not contain, and have not previously contained, any Materials of Environmental Concern at, on or under the Properties in amounts or concentrations that constitute or constituted a violation of, or could reasonably give rise to liability under, Environmental Laws except insofar as the presence of any Materials of Environmental Concern is not reasonably likely to result in the payment of a Material Environmental Amount.

        (mm)    To the best knowledge of the Borrowers, neither the Parent Borrower nor any of its Subsidiaries has received any written notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor do any of the Borrowers have knowledge or reason to believe that any such notice will be received or is being threatened, except insofar as such notice, inquiry or threatened notice, or any aggregation thereof, does not involve a matter or matters that is or are reasonably likely to result in the payment of a Material Environmental Amount.

        (nn)    To the best knowledge of the Borrowers, Materials of Environmental Concern have not been transported or disposed of from the Properties, or generated, treated, stored or disposed of at, on or under any of the Properties or any other location, in each case by or on behalf of the Parent Borrower or any of its Subsidiaries in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law, except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

        (oo)    To the best knowledge of the Borrowers, no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any of the Borrowers, threatened, under any Environmental Law to which the Parent Borrower or any of its Subsidiaries is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Parent Borrower or any of its Subsidiaries, the Properties or the Business, except insofar as such proceeding, action, decree, order or other requirement, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

        (pp)    To the best knowledge of the Borrowers, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations (including, without limitation, disposal) of the Parent Borrower or any of its Subsidiaries in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that would be reasonably likely to give rise to liability under Environmental Laws, except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

No Material Misstatements. The written information, reports, financial statements, exhibits and schedules furnished by or on behalf of the Parent Borrower to the Administrative Agent, the Other Representatives and the Lenders in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Effective Date any material misstatement of fact and did not omit to state as of the Effective Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Transaction or the Parent Borrower and the Parent Borrower and its Subsidiaries taken as a whole. It is understood that no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based, contained in any such information, reports, financial statements, exhibits or schedules, except that as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Parent Borrower and (ii) such assumptions were believed by such management to be reasonable. Such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.

Year 2000 Matters. Any reprogramming required to permit the proper functioning (but only to the extent that such proper functioning would otherwise be impaired by the occurrence of the year 2000), in and following the year 2000, of the Parent Borrower's and its Subsidiaries' internally developed business software which is critical to the Parent Borrower and its Subsidiaries taken as a whole has been completed. Based on the Parent Borrower's estimates as of the Effective Date, the cost to the Parent Borrower and its Subsidiaries of such reprogramming, to the extent not reflected or reserved for on the consolidated balance sheet of the Parent Borrower and its Subsidiaries, would not reasonably be expected to have a Material Adverse Effect.

Foreign Subsidiary Holdco. Kinko's International, Inc., a Delaware corporation which is a wholly owned Subsidiary of the Parent Borrower or such other Subsidiary as the Parent Borrower may designate in a certificate to the Administrative Agent, is a Foreign Subsidiary Holdco.

CONDITIONS PRECEDENT

Conditions to Initial Extension of Credit. This Agreement, including, without limitation, the agreement of each Lender to make the initial Extension of Credit requested to be made by it, shall become effective on the date on which the following conditions precedent shall have been satisfied or waived:

        (qq)    Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of each of the Borrowers, with a copy for each Lender, (ii) any Notes requested by any Lender in accordance with subsections 2.2, 2.5(b) and 2.7(b), executed and delivered by a duly authorized officer of each of the Borrowers, (iii) the Parent Borrower Security Agreement, executed and delivered by a duly authorized officer of the Parent Borrower, with a photocopy for each Lender, (iv) the Parent Borrower Stock Pledge Agreement, executed and delivered by a duly authorized officer of the Parent Borrower, with a photocopy for each Lender, (v) the Subsidiary Security Agreement, executed and delivered by a duly authorized officer of the Loan Parties party thereto, with a photocopy for each Lender, (vi) the Subsidiary Trademark Security Agreement,

executed and delivered by a duly authorized officer of the Loan Parties party thereto, with a photocopy for each Lender, (vii) the Subsidiary Patent Security Agreement, executed and delivered by a duly authorized officer of the Loan Parties party thereto, with a photocopy for each Lender, (viii) the Subsidiary Stock Pledge Agreement, executed and delivered by a duly authorized officer of the Loan Parties party thereto, with a photocopy for each Lender, (ix) the Subsidiary Guarantee, executed and delivered by a duly authorized officer of the Loan Parties party thereto, with a photocopy for each Lender and (x) the Collateral Agency Agreement, executed and delivered by a duly authorized officer of the Loan Parties party thereto, with a photocopy for each Lender.

        (rr)    Termination of Existing Credit Agreement. All actions necessary to terminate the Existing Credit Agreement shall have been taken.

        (ss)    Stockholders Agreement. Neither the Stockholders Agreement nor the Kinkos.com Stockholders Agreement shall have been amended, supplemented, waived or otherwise modified in any material respect since the respective dates thereof, except as may have been consented to in writing by the Administrative Agent and the Administrative Agent shall have received a certificate of a Responsible Officer of the Parent Borrower dated the Effective Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent, to such effect.

        (tt)    Consummation of the Transaction; Transaction Costs. The Lenders shall have received satisfactory evidence that the Transaction shall have been launched. The Administrative Agent shall have received from Parent Borrower a list, prepared in good faith in a commercially reasonable manner, of the estimated transaction expenses payable in cash incurred in connection with the Transaction and the financing thereof, which estimate shall not exceed a net amount of $15,000,000.

        (uu)    Financial Information. The Lenders shall have received copies of and, in the case of clause (ii) below, shall be reasonably satisfied, in form and substance, with (i) the financial statements referred to in subsection 5.1(a), in each case accompanied by a report of KPMG Peat Marwick LLP and (ii) a reasonably detailed business plan of the Parent Borrower and its Subsidiaries for each of the fiscal years ended December 31, 2000 through 2004 prepared on the basis of sound financial planning practice.

        (vv)    Consents, Licenses and Approvals. The Administrative Agent shall have received, with a copy for each Lender, a certificate of a Responsible Officer of the Parent Borrower stating that all consents, authorizations, notices and filings referred to in Schedule 5.4 are in full force and effect or have the status described therein, except for such consents, authorizations, notices and filings which if not in full force or effect or not having the status described therein would not reasonably be expected to have a Material Adverse Effect, and the Administrative Agent shall have received evidence thereof reasonably satisfactory to it.

        (ww)    Legal Opinions. The Administrative Agent shall have received, with a photocopy for each Lender, the executed legal opinion of James H. Cornell, Vice President, General Counsel and Secretary of the Parent Borrower, substantially in the form of Exhibit H-1, Lisa Mundrake, Senior Counsel of the Parent Borrower, substantially in the form of Exhibit H-2, Pillsbury, Madison & Sutro LLP, special California counsel to the Parent Borrower, substantially in the form of Exhibit H-3 and Debevoise & Plimpton, special counsel to the Parent Borrower and the other Loan Parties, substantially in the form of Exhibit H-4. Such legal opinion shall state that the Administrative Agent, the Documentation Agent, the Syndication Agent and the Lenders are entitled to rely thereon as if such legal opinion were addressed to the Administrative Agent, the Documentation Agent, the Syndication Agent and the Lenders.

        (xx)    Pledged Stock; Stock Powers. The Administrative Agent shall have received (i) the certificates representing the shares of Pledged Stock under (and as defined in) each of the Stock Pledge

Agreements, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

        (yy)    Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement in each jurisdiction set forth on Schedule 5.14) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

        (zz)    Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Borrower or its Subsidiaries except for liens permitted by Section 8.3 or discharged on or prior to the closing Date pursuant to documentation satisfactory to the Administration Agent.

        (aaa)      Fees. The Parent Borrower shall have paid to the Administrative Agent the fees to be received on the Effective Date referred to in subsection 4.5.

        (bbb)      Closing Certificates. The Administrative Agent shall have received, with a photocopy for each Lender, certificates of the Parent Borrower and the Subsidiary Borrowers, dated the Effective Date, substantially in the forms of Exhibits K-1 and K-2, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer and the Secretary or any Assistant Secretary of the Parent Borrower and each of the Subsidiary Borrowers.

        (ccc)      Corporate Proceedings of the Loan Parties. The Administrative Agent shall have received, with a photocopy for each Lender, a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors of each Loan Party authorizing, as applicable, (i) the execution, delivery and performance of this Agreement, any Notes and the other Loan Documents to which it is or will be a party as of the Effective Date, (ii) the Extensions of Credit to such Loan Party contemplated hereunder and (iii) the granting by it of the Liens to be created pursuant to the Security Documents to which it will be a party as of the Effective Date, certified by the Secretary or an Assistant Secretary of such Person as of the Effective Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified (except as any later such resolution may modify any earlier such resolution), revoked or rescinded and are in full force and effect.

        (ddd)      Incumbency Certificates of the Loan Parties. The Administrative Agent shall have received, with a copy for each Lender, a certificate of each Loan Party, dated the Effective Date, as to the incumbency and signature of the officers of such Person executing any Loan Document, reasonably satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer and the Secretary or any Assistant Secretary of such Loan Party.

        (eee)      Corporate Documents. The Administrative Agent shall have received, with a photocopy for each Lender, copies of the certificate or articles of incorporation and by-laws or other similar governing documents serving the same purpose of each Loan Party, certified as of the Effective Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party.

        (fff)      Insurance. The Administrative Agent shall have received evidence in form and substance reasonably satisfactory to it that all of the requirements of subsection 5(n) of each of the Parent Borrower Security Agreement and the Subsidiary Security Agreement shall have been satisfied.

The making of the initial Extensions of Credit by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgment by the Administrative Agent, the Documentation Agent, the Syndication Agent and each Lender that each of the conditions precedent set forth in this subsection 6.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

Conditions to Each Other Extension of Credit. The agreement of each Lender to make any Extension of Credit requested to be made by it on any date (including, without limitation, the initial Extension of Credit and each Swing Line Loan) is subject to the satisfaction or waiver of the following conditions precedent:

        (ggg)      Representations and Warranties. Each of the representations and warranties made by any Loan Party pursuant to this Agreement or any other Loan Document (or in any amendment, modification or supplement hereto or thereto) to which it is a party, and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document, shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date.

        (hhh)      No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date.

Each borrowing by and Letter of Credit issued on behalf of any Borrower hereunder shall constitute a representation and warranty by the Parent Borrower as of the date of such borrowing or such issuance that the conditions contained in this subsection 6.2 have been satisfied.

Additional Conditions Applicable to Subsidiary Borrowers. The agreement of each Lender to make any Extension of Credit requested to be made by it to any Subsidiary Borrower on any date (including, without limitation, the initial Extension of Credit and each Swing Line Loan, if requested to be made to any Subsidiary Borrower) is subject to satisfaction or waiver of, in addition to the conditions precedent set forth in subsections 6.1 (in the case of the initial Extension of Credit) and 6.2, the following conditions precedent: (a) in the case of the making of any Extension of Credit to any Subsidiary Borrower for the first time, the delivery to the Administrative Agent, with a copy for each Lender, of the executed legal opinion of counsel to such Subsidiary Borrower, as to the matters set forth in Exhibit H (to the extent relevant) and otherwise in form and substance reasonably satisfactory to the Administrative Agent, and (b) the truthfulness and correctness in all material respects on and as of such date of the following additional representations and warranties.

          (i)    Pari Passu. The obligations of such Subsidiary Borrower under this Agreement and any Note, when executed and delivered by such Subsidiary Borrower, will rank at least pari passu with all other unsecured Indebtedness of such Subsidiary Borrower.

          (ii)  No Immunities, etc. Such Subsidiary Borrower is subject to civil and commercial law with respect to its obligations under this Agreement and any Note, and the execution, delivery and performance by such Subsidiary Borrower of this Agreement constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Subsidiary Borrower nor any of its property, whether or not held for its own account, has any immunity (sovereign or other similar immunity) from any suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or other similar immunity) under laws of the jurisdiction in which such Subsidiary Borrower is organized and existing in respect of its obligations under this Agreement or any Note. Such Subsidiary Borrower has, pursuant to subsection 12.13, waived every immunity (sovereign or otherwise) to which it or any of its properties would otherwise be entitled from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) under the laws of the jurisdiction in which such Subsidiary Borrower is organized and existing in respect of its obligations under this Agreement and any Note. The waiver by such Subsidiary Borrower described in the immediately preceding sentence is the legal, valid and binding obligation of such Subsidiary Borrower.

          (iii)  No Recordation Necessary. This Agreement and each Note, if any, is in proper legal form under the law of the jurisdiction in which such Subsidiary Borrower is organized and existing for the enforcement hereof or thereof against such Subsidiary Borrower under the law of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement and any such Note. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement and any such Note that this Agreement, any Note or any other document be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Subsidiary Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of this Agreement, any Note or any other document, except for any such filing, registration or recording, or execution or notarization, as has been made or is not required to be made until this Agreement, any Note or any other document is sought to be enforced and for any charge or tax as has been timely paid.

          (iv)  Exchange Controls. The execution, delivery and performance by such Subsidiary Borrower of this Agreement, any Note or the other Loan Documents is, under applicable foreign exchange control regulations of the jurisdiction in which such Subsidiary Borrower is organized and existing, not subject to any notification or authorization except such as have been made or obtained or cannot be made or obtained until a later date.

        Each borrowing by and Letter of Credit issued for the account of any Subsidiary Borrower hereunder shall constitute a representation and warranty by each of the Parent Borrower and such Subsidiary Borrower as of the date of such borrowings or such issuance that the conditions contained in this subsection 6.3 have been satisfied.

AFFIRMATIVE COVENANTS

        The Parent Borrower hereby agrees that, from and after the Effective Date and so long as the Revolving Credit Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Obligations and any other amount then due and owing to any Lender or the Administrative Agent hereunder and termination or expiration of all Letters of Credit, the Parent Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

Financial Statements. Furnish to each Lender:

        (iii)      as soon as available, but in any event, not later than 90 days after the end of each fiscal year, a copy of the consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations, changes in common stockholders' equity and cash flows for such year, setting forth in each case, with respect to such balance sheet and statements for the 1999 and subsequent fiscal years of the Parent Borrower, in comparative form the figures for and as of the end of the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG Peat Marwick LLP or other independent certified public accountants of nationally recognized standing not unacceptable to the Administrative Agent in its reasonable judgment;

        (jjj)      as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Parent Borrower, the unaudited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Parent Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth, in the case of such consolidated statements of operations and cash flows for the first fiscal quarter of 2000 and thereafter, in comparative form the budgeted figures (as adjusted consistent with past practice) for the relevant period and the figures for the corresponding period of the previous fiscal year, certified by a Responsible Officer of the Parent Borrower as being fairly stated in all material respects (subject to normal year-end audit and other adjustments); and

        (kkk)      as soon as available, but in any event not later than 45 days after the end of each fiscal month of each fiscal year of the Parent Borrower (or 60 days in the case of any such month ending on the last day of a fiscal quarter), a copy of the unaudited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as of the end of such month and the related unaudited income statement, setting forth in the case of such consolidated balance sheet, in comparative form the figures as at the end of the corresponding fiscal month of the previous fiscal year and, in the case of such consolidated income statements, in comparative form the figures for the corresponding fiscal month of the previous fiscal year certified by a Responsible Officer of the Parent Borrower as being fairly stated in all material respects (subject to normal audit and other adjustments);

all such financial statements to be (and, in the case of financial statements delivered pursuant to subsection 7.1(b) and (c) shall be certified by a Responsible Officer of the Parent Borrower as being) complete and correct in all material respects in conformity with GAAP and to be (and, in the case of financial statements delivered pursuant to subsection 7.1(b) and (c) shall be certified by a Responsible Officer of the Parent Borrower as being) prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Effective Date (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except, in the case of the financial statements delivered pursuant to subsection 7.1(b) and (c), for the absence of certain notes).

Certificates; Other Information. Furnish to each Lender:

        (lll)      concurrently with the delivery of the financial statements referred to in subsection 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the audit necessary therefor no knowledge was obtained of any Default or Event of Default insofar as the same relates to any financial accounting matters covered by their audit, except as specified in such certificate;

        (mmm)      concurrently with the delivery of the financial statements and reports referred to in subsections 7.1(a), (b) and (c), a certificate signed by a Responsible Officer of the Parent Borrower, (i) stating that, to the best of each such Responsible Officer's knowledge, the Parent Borrower and the other Loan Parties during such period have observed or performed all of their covenants and other agreements, and satisfied every condition, contained in this Agreement, any Notes and the other Loan Documents to which any of them is a party to be observed, performed or satisfied by any of them, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate, and (ii) setting forth the calculations required to determine (A) compliance with all covenants set forth in subsection 8.1 (in the case of a certificate furnished with the financial statements referred to in subsections 7.1(a) and (b) (in the case of subsection 7.1(b), commencing with such certificate furnished for the first fiscal quarter of 2000)), (B) compliance with the covenant set forth in subsection 8.8 (in the case of a certificate furnished with the financial statements referred to in subsection 7.1(a));

        (nnn)      as soon as available, but in any event not later than 90 days after the beginning of each fiscal year of the Parent Borrower, a copy of the projections by the Parent Borrower of the operating budget and cash flow budget of the Parent Borrower and its Subsidiaries for such fiscal year, such projections to be accompanied by a certificate of a Responsible Officer of the Parent Borrower to the effect that such Responsible Officer believes such projections to have been prepared on the basis of reasonable assumptions;

        (ooo)      within five Business Days after the same are sent, copies of all financial statements and reports which the Parent Borrower sends to its public securityholders, and within five Business Days after the same are filed, copies of all financial statements and periodic reports which the Parent Borrower may file with the Securities and Exchange Commission or any successor or analogous Governmental Authority;

        (ppp)      within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which the Parent Borrower may file with the Securities and Exchange Commission or any successor or analogous Governmental Authority, and such other documents or instruments as may be reasonably requested by the Administrative Agent in connection therewith; and

        (qqq)      promptly, such additional financial and other information as the Administrative Agent (or any Lender through the Administrative Agent) may from time to time reasonably request.

Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Parent Borrower or its Subsidiaries, as the case may be.

Maintenance of Existence; Compliance. (a) Preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Parent Borrower and its Subsidiaries, taken as a whole, except as otherwise expressly permitted pursuant to subsection 8.5, provided that the Parent Borrower and its Subsidiaries shall not be required to maintain any such rights, privileges or franchises, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Maintenance of Property; Insurance. Keep all property useful and necessary in the business of the Parent Borrower and its Subsidiaries, taken as a whole, in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all property material to the business of the Parent Borrower and its Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried.

Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, complete and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records, including, without limitation, in connection with any audit or appraisal described in paragraph (b) below and to discuss the business, operations, properties and financial and other condition of the Parent Borrower and its Subsidiaries with officers and employees of the Parent Borrower and its Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice, and as often as may reasonably be desired.

        (rrr)      Allow the Administrative Agent to obtain at its own expense, one appraisal, if so requested by the Administrative Agent, of the Parent Borrower's or any of its Subsidiaries' real property, provided that, if a Default or Event of Default shall have occurred and be continuing, the Parent Borrower shall reimburse the Administrative Agent for any reasonable fees and expenses of third parties incurred in connection with any such appraisal reasonably requested in writing during the continuance of such Default or Event of Default by the Required Lenders.

Notices. Promptly give notice to the Administrative Agent and each Lender of:

        (sss)      as soon as possible after a Responsible Officer of the Parent Borrower knows or reasonably should know thereof, the occurrence of any Default or Event of Default;

        (ttt)      as soon as possible after a Responsible Officer of the Parent Borrower knows or reasonably should know thereof, any (i) default or event of default under any Contractual Obligation of the Parent Borrower or any of its Subsidiaries, other than as previously disclosed in writing to the Lenders, or (ii) litigation, investigation or proceeding which may exist at any time between the Parent Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

        (uuu)      as soon as possible after a Responsible Officer of the Parent Borrower knows or reasonably should know thereof, any litigation or proceeding affecting the Parent Borrower or any of its Subsidiaries that taking into account insurance coverage would reasonably be expected to have a Material Adverse Effect;

        (vvv)    the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the Parent Borrower knows or reasonably should know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Single Employer Plan (other than a Reportable Event described in Section 4043(c)(9) of ERISA occurring in connection with the transactions contemplated in this financing including, without limitation, the Transaction), a failure to make any required contribution to a Single Employer Plan or Multiemployer Plan, the creation of any Lien on the property of the Parent Borrower or its Subsidiaries in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan; (ii) the existence of an Underfunding with respect to any Single Employer Plan; (iii) the institution of proceedings or the taking of any other formal action by the PBGC or the Parent Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan; or (iv) the occurrence or expected occurrence of any event or condition in respect of a Former Plan; provided, however, that no such notice will be required under the preceding clauses (i) through (iv) unless the event or condition giving rise to such notice (together with all other events or conditions described in the preceding clauses (i) through (iv)) would reasonably be expected to result in a material liability of the Parent Borrower or any of its Subsidiaries;

        (www)      as soon as possible after a Responsible Officer of the Parent Borrower knows or reasonably should know thereof, any material adverse change in the business, operations, property, condition (financial or otherwise) or prospects of the Parent Borrower and its Subsidiaries taken as a whole; and

        (xxx)    as soon as possible after a Responsible Officer of the Parent Borrower knows or reasonably should know thereof, (i) any release or discharge by the Parent Borrower or any of its Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority unless the total Environmental Costs arising out of such release or discharge are unlikely to exceed $5,000,000 or could not reasonably be expected to have a Material Adverse Effect; (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that could result in a material liability under applicable Environmental Laws unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event are unlikely to exceed $5,000,000 or could not reasonably be expected to have a Material Adverse Effect, or to result in the imposition of any lien or other restriction on the title, ownership or transferability of any Property; and (iii) any proposed action to be taken by the Parent Borrower or any of its Subsidiaries that would reasonably be expected to subject the Parent Borrower or any of its Subsidiaries to any material additional or different requirements or liabilities under Environmental Law, unless the total Environmental Costs arising out of such proposed action are unlikely to exceed $5,000,000 or could not reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer of the Parent Borrower (and, if applicable, the relevant Commonly Controlled Entity or Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Parent Borrower (or, if applicable, the relevant Commonly Controlled Entity or Subsidiary) proposes to take with respect thereto.

Environmental Laws. (a) Comply with, and use all reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use all reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except in each case to the extent that the failure to do so would not be reasonably expected to result in the payment of a Material Environmental Amount. For purposes of this subsection 7.8(a), Parent Borrower and its Subsidiaries shall be deemed to comply, or require compliance, with an Environmental Law or an environmental permit so long as, upon learning of any actual or suspected noncompliance, Parent Borrower and any such affected Subsidiary shall promptly undertake reasonable efforts to achieve compliance, and provided further that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.

        (yyy)      Conduct and complete or cause to be completed all investigations, studies, sampling and testing, and all remedial, removal and other actions required under applicable Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings, and except in each case to the extent that the failure to do so would not be reasonably expected to result in the payment of a Material Environmental Amount.

Additional Collateral, etc. (a) With respect to any property required to be pledged pursuant to the Security Documents acquired after the Closing Date by the Parent Borrower or any of its Subsidiaries (other than (x) any property described in paragraph (b) below, (y) any property subject to a Lien expressly permitted by Section 8.2(c) or (d) and (z) property acquired by any Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Documents or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Administrative Agent.

        (zzz)      With respect to any owned real property or fixtures (in each case with a purchase price or a fair market value of at least $1,000,000) in which the Parent Borrower or any of its Subsidiaries (other than a Foreign Subsidiary) acquires ownership rights at any time after the Effective Date, (i) promptly grant to the Administrative Agent, for the benefit of the Lenders, a Lien of record on all such owned real property and fixtures, upon terms reasonably satisfactory in form and substance to the Administrative Agent and in accordance with any applicable requirements of any Governmental Authority; provided that (x) nothing in this subsection 7.9(b) shall defer or impair the attachment or perfection of any security interest in any Collateral covered by any of the Security Documents which would attach or be perfected pursuant to the terms thereof without action by the Parent Borrower or any of its Subsidiaries or any other Person and (y) no such Lien shall be required to be granted as contemplated by this subsection 7.9(b) on any owned real property or fixtures the acquisition of which is financed in whole or in part through the incurrence of Indebtedness permitted by subsection 8.2(c) or (d), until such Indebtedness is repaid in full (and not refinanced as permitted by subsection 8.2(c) or (d)) or, as the case may be, the Parent Borrower determines not to proceed with such financing or refinancing and (ii) at its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Administrative Agent to be necessary or desirable for the creation and perfection of the foregoing Liens or any other Liens created pursuant to the Security Documents.

Maintenance of New York Process Agent. In the case of any Subsidiary Borrower, maintain in New York, New York or at such other location in the United States of America as may be reasonably satisfactory to the Administrative Agent, a Person acting as agent to receive on its behalf and on behalf of its property service of process and capable of discharging the functions of the New York Process Agent set forth in subsection 12.13(b).

Pledge of Foreign Subsidiary Stock. Within two months from the Closing Date, either (i) take all action necessary to perfect the security interest in 65% of the outstanding Capital Stock of Corporate Document Solutions BV, a Netherlands BV ("BV") or (ii) cause BV to become a wholly-owned Subsidiary of a Foreign Subsidiary Holding Company.

NEGATIVE COVENANTS

        The Parent Borrower hereby agrees that, from and after the Effective Date and so long as the Revolving Credit Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Obligations and any other amount then due and owing to any Lender or the Administrative Agent hereunder and termination or expiration of all Letters of Credit, the Parent Borrower shall not, and shall not permit any of its respective Subsidiaries to, directly or indirectly:

Financial Condition Covenants. (a) Maintenance of Consolidated Interest/Rent Expense Ratio. Permit the Consolidated Interest/Rent Expense Ratio, for any period of four consecutive fiscal quarters of the Parent Borrower ending during any test period set forth below, at the last day of such consecutive fiscal quarter period, to be less than the ratio set forth opposite such test period below:

Test Period	Ratio
June 30, 2000—September 30, 2000	1.50:1.00
October 1, 2000—December 31, 2000	1.50:1.00
January 1, 2001—March 31, 2001	1.60:1.00
April 1, 2001—June 30, 2001	1.60:1.00
July 1, 2001—September 30, 2001	1.60:1.00
October 1, 2001—December 31, 2001	1.60:1.00
January 1, 2002—March 31, 2002	1.75:1.00
April 1, 2002—June 30, 2002	1.75:1.00

July 1, 2002—September 30, 2002	1.75:1.00
October 1, 2002—December 31, 2002	1.75:1.00
January 1, 2003—March 31, 2003	1.75:1.00
April 1, 2003—June 30, 2003	1.75:1.00
July 1, 2003—September 30, 2003	1.75:1.00
October 1, 2003—December 31, 2003	1.75:1.00
January 1, 2004—March 31, 2004	1.75:1.00
April 1, 2004—June 30, 2004	1.75:1.00
July 1, 2004—September 30, 2004	1.75:1.00
October 1, 2004—December 31, 2004	1.75:1.00
January 1, 2005—March 31, 2005	1.75:1.00
April 1, 2005—June 30, 2005	1.75:1.00
July 1, 2005—September 30, 2005	1.75:1.00
October 1, 2005—December 31, 2005	1.75:1.00
January 1, 2006—March 31, 2006	1.75:1.00
April 1, 2006—Termination Date	1.75:1.00

        (aaaa)      Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Parent Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Leverage Ratio
June 30, 2000—September 30, 2000	2.50:1.00
October 1, 2000—December 31, 2000	2.50:1.00
January 1, 2001—March 31, 2001	2.25:1.00
April 1, 2001—June 30, 2001	2.25:1.00
July 1, 2001—September 30, 2001	2.25:1.00
October 1, 2001—December 31, 2001	2.25:1.00
January 1, 2002—March 31, 2002	2:00:1.00
April 1, 2002—June 30, 2002	2:00:1.00
July 1, 2002—September 30, 2002	2:00:1.00
October 1, 2002—December 31, 2002	2:00:1.00
January 1, 2003—March 31, 2003	2:00:1.00
April 1, 2003—June 30, 2003	2:00:1.00
July 1, 2003—September 30, 2003	2:00:1.00
October 1, 2003—December 31, 2003	2:00:1.00
January 1, 2004—March 31, 2004	2:00:1.00
April 1, 2004—June 30, 2004	2:00:1.00
July 1, 2004—September 30, 2004	2:00:1.00
October 1, 2004—December 31, 2004	2:00:1.00
January 1, 2005—March 31, 2005	2:00:1.00
April 1, 2005—June 30, 2005	2:00:1.00
July 1, 2005—September 30, 2005	2:00:1.00
October 1, 2005—December 31, 2005	2:00:1.00
January 1, 2006—March 31, 2006	2:00:1.00
April 1, 2006—Termination Date	2:00:1.00

Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (including any Indebtedness of any of its Subsidiaries), except:

        (bbbb)      Indebtedness of the Borrowers under this Agreement and under any Notes and any refinancings of any such Indebtedness;

        (cccc)    Indebtedness of the Parent Borrower to any of its Subsidiaries and of any Subsidiary of the Parent Borrower to the Parent Borrower or any other Subsidiary of the Parent Borrower;

        (dddd)    Indebtedness of the Parent Borrower and any of its Subsidiaries incurred to finance or refinance the acquisition of fixed or capital assets (whether pursuant to a loan, a Financing Lease or otherwise) otherwise permitted pursuant to this Agreement, and any other Financing Leases, in an aggregate principal amount not exceeding in the aggregate as to the Parent Borrower and its Subsidiaries at any time outstanding $70,000,000 for the fiscal year 2000; $85,000,000 for the fiscal year 2001; and $100,000,000 thereafter.

        (eeee)    Indebtedness of the Parent Borrower and any of its Subsidiaries incurred to finance or refinance the purchase price of, or Indebtedness of the Parent Borrower and any of its Subsidiaries assumed in connection with, any acquisition permitted by subsection 8.10, provided that (i) if such Indebtedness is owed to a Person, other than the Person from whom such acquisition is made or any Affiliate thereof, such Indebtedness shall have terms and conditions reasonably satisfactory to the Administrative Agent and shall not exceed 75% (or such greater percentage as shall be reasonably satisfactory to the Administrative Agent) of the purchase price of such acquisition and (ii) immediately after giving effect to such acquisition no Default or Event of Default shall have occurred and be continuing;

        (ffff)    other Indebtedness outstanding or incurred under facilities in existence on the Effective Date and described on Schedule 8.2(e) and any refinancings, refundings, renewals or extensions thereof, provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the premium or other similar amounts paid, and fees and expenses incurred, in connection with such refinancing, refunding, renewal or extension, and provided further, that secured Indebtedness shall not exceed at any time on or after the Effective Date, $15,000,000 in aggregate amount at any time outstanding;

        (gggg)    to the extent that any Guarantee Obligation permitted under subsection 8.4 or the guarantee of the Shareholder Loan Facility permitted under subsection 8.4 constitutes Indebtedness, such Indebtedness;

        (hhhh)    Indebtedness outstanding in accordance with subsection 4.8(b)(y);

        (iiii)    to the extent that such Indebtedness may be incurred or arise thereunder, Indebtedness of Parent Borrower and the Subsidiaries under any Interest Rate Agreements and under Permitted Hedging Arrangements;

        (jjjj)    Indebtedness of Foreign Subsidiaries of the Parent Borrower (in addition to Indebtedness of Foreign Subsidiaries of the Parent Borrower permitted by subsection 8.2(e)) for working capital purposes (including in respect of overdrafts) not exceeding, as to all such Foreign Subsidiaries, $60,000,000 in aggregate principal amount at any one time outstanding;

        (kkkk)    Indebtedness of the Parent Borrower or any of its Subsidiaries incurred to finance insurance premiums in the ordinary course of business;

        (llll)    Indebtedness arising from the honoring of a check, draft or similar instrument against insufficient funds; provided that such Indebtedness is extinguished within two Business Days of its incurrence;

        (mmmm)    additional Indebtedness of the Parent Borrower or any Subsidiary of the Parent Borrower not exceeding $50,000,000 as to the Parent Borrower and its Subsidiaries in aggregate principal amount at any one time outstanding;

        (nnnn)    Indebtedness of the Parent Borrower or any of its Subsidiaries in respect of any sale and leaseback transactions; and

        (oooo)    Indebtedness of the Parent Borrower or any of its Subsidiaries in connection with the acquisition by any Management Investors of the common stock of the Parent Borrower in an aggregate amount not to exceed $5,000,000 at any one time outstanding.

Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

        (pppp)    Liens for taxes, assessments and similar charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect, or which are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves with respect thereto are maintained on the books of the Parent Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

        (qqqq)    carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted;

        (rrrr)    Liens of landlords or of mortgagees of landlords arising by operation of law or pursuant to the terms of real property leases, provided that the rental payments secured thereby are not yet due and payable;

        (ssss)    pledges, deposits or other Liens in connection with workers' compensation, unemployment insurance, other social security benefits or other insurance related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

        (tttt)    Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority, if appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order, are being diligently prosecuted and shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

        (uuuu)    Liens to secure the performance of bids, trade contracts (other than for borrowed money), obligations for utilities, leases, statutory obligations, surety and appeal bonds, performance bonds, judgment and like bonds, replevin and similar bonds and other obligations of a like nature incurred in the ordinary course of business;

        (vvvv)    zoning restrictions, easements, rights-of-way, restrictions on the use of property, other similar encumbrances incurred in the ordinary course of business and minor irregularities of title, which do not materially interfere with the ordinary conduct of the business of the Parent Borrower and its Subsidiaries taken as a whole;

        (wwww)    Liens securing or consisting of Indebtedness of the Parent Borrower and its Subsidiaries permitted by subsection 8.2(c) incurred to finance the acquisition of fixed or capital assets or Indebtedness of Parent Borrower and its Subsidiaries permitted by subsection 8.2(d) incurred to finance the purchase price of or assumed in connection with any acquisition permitted by subsection 8.10, respectively, provided that (i) such Liens shall be created substantially simultaneously with such acquisition, (ii) such Liens securing such Indebtedness do not at any time encumber any property other than the property financed by such Indebtedness and (iii) except as to Financing Leases, the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such assets (in the case of a purchase) or fair value (as determined in good faith by the board of directors of the Parent Borrower or the relevant Subsidiary or, with respect to any asset with a fair value of $500,000 or less, any Responsible Officer of the Parent Borrower or such Subsidiary) of such property at the time it was acquired (in all other cases);

        (xxxx)    Liens existing on assets or properties at the time of the acquisition thereof by the Parent Borrower or a Subsidiary which do not materially interfere with the use of the property subject thereto or extend to or cover any assets of the Parent Borrower or such Subsidiary other than the assets or property being acquired;

        (yyyy)    Liens (i) in existence on the Effective Date and described on Schedule 8.3(j) and other Liens securing Indebtedness of the Parent Borrower and its Subsidiaries permitted by subsection 8.2(e), provided that no such Lien is spread to cover any additional property after the Effective Date and that the amount of Indebtedness secured thereby is not increased except as permitted by subsection 8.2(e), or (ii) not otherwise permitted hereunder, all of which Liens permitted pursuant to this subsection 8.3(j) securing obligations not exceeding (as to the Parent Borrower and all its Subsidiaries), at any time on or after the Effective Date, $15,000,000 in aggregate amount at any time outstanding;

        (zzzz)    Liens securing Guarantee Obligations permitted under subsection 8.4(e) not exceeding (as to the Parent Borrower and all its Subsidiaries) $5,000,000 in aggregate amount at any time outstanding;

        (aaaaa)    Liens created pursuant to the Security Documents or otherwise securing Indebtedness permitted by subsections 8.2(a) and 8.2(f);

        (bbbbb)    Liens on copying machinery in favor of lessees or sublessees of such copying machinery leased or subleased to customers of the Parent Borrower and its Subsidiaries and related rights;

        (ccccc)    Liens on property of any Foreign Subsidiary of the Parent Borrower securing Indebtedness of such Foreign Subsidiary of the Parent Borrower permitted hereunder;

        (ddddd)    any encumbrance or restriction (including, without limitation, put and call agreements) with respect to the Capital Stock of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement;

        (eeeee)    Liens on property subject to any sale and leaseback transactions and general intangibles related thereto;

        (fffff)    Liens on Intellectual Property (as defined in Section 5.9) and foreign trademarks, trade names, copyrights, patents, technology, know-how and processes resulting from the granting of licenses to use such Intellectual Property and foreign trademarks, trade names, copyrights, patents, technology, know-how and processes to any Person in the ordinary course of business of the Borrower or any of its Subsidiaries; and

        (ggggg)    Liens on the Kinkos.com License or any Intellectual Property (as defined in Section 5.9) and foreign trademarks, trade names, copyrights, patents, technology, know-how and processes arising out of or resulting from the execution, delivery and performance of any agreements in connection with the Kinkos.com Transactions.

Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except:

        (hhhhh)    Guarantee Obligations in existence on the Effective Date and listed in Schedule 8.4(a), and any refinancings, refundings, extensions or renewals thereof, provided that the amount of the Indebtedness guaranteed by such Guarantee Obligation shall not be increased at the time of such refinancing, refunding, extension or renewal except to the extent that the amount of Indebtedness guaranteed by such Guarantee Obligations is permitted to be increased by subsection 8.2(e);

        (iiiii)    Guarantee Obligations for bankers' acceptances, bills of exchange, performance, appeal, judgment, replevin and similar bonds, suretyship arrangements, or bank overdrafts repaid in three days, all in the ordinary course of business, and reimbursement obligations in respect of commercial documentary letters of credit issued for the account of the Parent Borrower or any of its Subsidiaries for the purchase of goods or services in the ordinary course of business, and standby letters of credit for use in the ordinary course of business, in an aggregate principal or face amount for all such Guarantee Obligations described in this subsection 8.4(b) (as to the Parent Borrower and all Subsidiaries) not to exceed $15,000,000 at any time outstanding;

        (jjjjj)    Guarantee Obligations in respect of indemnification and contribution agreements expressly permitted by subsection 8.11(iv) or similar agreements by the Parent Borrower or any of its Subsidiaries;

        (kkkkk)    Reimbursement Obligations in respect of the Letters of Credit;

        (lllll)    Guarantee Obligations in respect of third-party loans and advances to officers or employees of the Parent Borrower or any Subsidiary (i) for travel and entertainment expenses incurred in the ordinary course of business, (ii) for relocation expenses incurred in the ordinary course of business or (iii) for other business purposes, in an aggregate principal amount, together with the amount of all Investments permitted under subsection 8.9(e)(iii), of up to $5,000,000 outstanding at any time;

        (mmmmm)    obligations to insurers required in connection with worker's compensation and other insurance coverage incurred in the ordinary course of business;

        (nnnnn)    Guarantee Obligations incurred in connection with acquisitions permitted under subsection 8.10, provided that if any such Guarantee Obligation inures to the benefit of any Person, other than the Person from whom such acquisition is made or any Affiliate thereof, such Guarantee Obligation shall not exceed, with respect to any such acquisition, 60% of the purchase price of such acquisition (or such greater percentage as shall be reasonably satisfactory to the Administrative Agent);

        (ooooo)    guarantees made in the ordinary course of its business by the Parent Borrower or any of its Subsidiaries of obligations of the Parent Borrower or any of its Subsidiaries, which obligations are otherwise permitted under this Agreement;

        (ppppp)    Guarantee Obligations in connection with sales or other dispositions permitted under subsection 8.6, including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivables or notes receivable for up to face value;

        (qqqqq)    Guarantee Obligations incurred pursuant to the Guarantees and pursuant to Section 10 hereof;

        (rrrrr)    obligations of the Parent Borrower and its Subsidiaries under any Interest Rate Agreements or under Permitted Hedging Arrangements;

        (sssss)    Guarantee Obligations in respect of Indebtedness of a joint venture or similar arrangement in respect of which no other co-investor or other Person has a greater legal or beneficial ownership interest than the Parent Borrower or any of its Subsidiaries, and as to all of such joint ventures or similar arrangements does not at any time exceed $55,000,000 in aggregate principal amount;

        (ttttt)    Guarantee Obligations under the Shareholder Loan Guarantee and any Guarantee Obligation up to an additional $5,000,000 in principal amount of Indebtedness outstanding at any time incurred by Management Investors in connection with their respective Management Subscription Agreements or other purchase by such Management Investors of Capital Stock of the Parent Borrower, and any refinancings, refundings, extensions or renewals of such Indebtedness;

        (uuuuu)    Guarantee Obligations of the Parent Borrower and any of its Subsidiaries in respect of leases for real or personal property entered into prior to the Roll-Up by the Predecessor Companies or by persons related to or employed by the Predecessor Companies in the amount of the Guarantee Obligations of such Predecessor Companies or Persons related to such real or personal property; and

        (vvvvv)    Guarantee Obligations of the Parent Borrower and its subsidiaries in respect of recourse events in connection with any Limited Recourse Transaction.

Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:

        (wwwww)    any Subsidiary of the Parent Borrower may be merged or consolidated with or into the Parent Borrower (provided that the Parent Borrower shall be the continuing or surviving corporation) or with or into any one or more wholly owned Subsidiaries of the Parent Borrower (provided that the wholly owned Subsidiary or Subsidiaries of the Parent Borrower shall be the continuing or surviving corporation); provided, however, that any Domestic Subsidiary of the Parent Borrower which is a direct Subsidiary of the Parent Borrower as at the Effective Date (and any successor thereto) may not be merged or consolidated with or into any Foreign Subsidiary;

        (xxxxx)    any Subsidiary of the Parent Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Parent Borrower or any other wholly owned Subsidiary of the Parent Borrower; and

        (yyyyy)    as expressly permitted by subsection 8.6.

Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person except:

        (zzzzz)    the sale or other Disposition of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business;

        (aaaaaa)    the sale or other Disposition of any property (including Inventory) in the ordinary course of business;

        (bbbbbb)    the sale or discount with limited recourse of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable into or for notes receivable, in connection with the compromise or collection thereof, not exceeding in an aggregate amount at any time outstanding 6% of revenues, provided that such limited recourse shall be subordinate to any payment of principal or interest hereunder;

        (cccccc)    the sale or discount without recourse of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable into or for notes receivable, in connection with the compromise or collection thereof;

        (dddddd)    as permitted by subsection 8.5(b) and pursuant to any sale and leaseback transaction;

        (eeeeee)    Dispositions of any assets or property by the Parent Borrower or any Subsidiary of the Parent Borrower to the Parent Borrower or any wholly-owned Subsidiary of the Parent Borrower; provided that the wholly-owned Subsidiary has executed each of the guarantees and security documents required pursuant to subsection 8.12(b);

        (ffffff)    any other Asset Sales by the Parent Borrower or any of its Subsidiaries, provided that the Net Cash Proceeds of all Major Asset Sales do not exceed $35,000,000 in the aggregate after the Effective Date, provided that an amount equal to 100% of such Net Cash Proceeds of any such Major Asset Sale less the Reinvested Amount is applied in accordance with subsection 4.4(b);

        (gggggg)    the abandonment or other Disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Parent Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Parent Borrower and its Subsidiaries taken as a whole;

        (hhhhhh) notwithstanding anything in this Section 8.6, the issuance or other sale of shares of Capital Stock of any Foreign Subsidiary, provided that following the consummation of such issuance or sale of Capital Stock, the Parent Borrower shall retain ownership, directly or indirectly, of Capital Stock of such Foreign Subsidiary sufficient to allow the Parent Borrower, pursuant to agreement with other owners of the Capital Stock of such Foreign Subsidiary or otherwise, to elect a majority of the directors of such Foreign Subsidiary;

        (iiiiii)    the contribution or other transfer of the Kinkos.com License and $28 million in cash by the Parent Borrower to Kinkos.com in consideration of or exchange for Kinkos.com Stock; and

        (jjjjjj)    any sale, redemption or other Disposition of Kinkos.com Stock in connection with, as part of, as a result of, or in furtherance of the Kinkos.com Transactions.

Limitation on Dividends. Declare or pay any dividend (other than dividends payable solely in common stock of the Parent Borrower or options, warrants or other rights to purchase common stock of the Parent Borrower) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Parent Borrower or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution (other than distributions payable solely in common stock of the Parent Borrower or options, warrants or other rights to purchase common stock of the Parent Borrower) in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Subsidiary of the Parent Borrower except that:

          (i)    any wholly-owned Subsidiary of the Parent Borrower may pay dividends to its parent corporation;

          (ii)  the Parent Borrower may distribute to its shareholders as part of the Kinkos.com Transactions Kinkos.com common stock, which distribution shall be sufficient to reduce the Parent Borrower's common stock voting power in Kinkos.com to less than 50%;

          (iii)  the Parent Borrower or any of its Subsidiaries may repurchase Capital Stock and options of Parent Borrower and its Subsidiaries to the extent, at the times and in the manner contemplated by Management Subscription Agreements, and otherwise as the Parent Borrower may deem necessary or desirable, in amounts not to exceed in the aggregate in any fiscal year of the Parent Borrower $10,000,000; and

          (iv)  after an initial public offering of the common stock of the Parent Borrower which results in a public market for the common stock of the Parent Borrower, the Parent Borrower may pay cash dividends on its common stock in an aggregate amount equal to (x) 33?% of the aggregate amount of Consolidated Net Income accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter in which the Effective Date occurs and ending on the last day of the last fiscal quarter preceding the date such dividend is declared minus (y) the aggregate amount of such dividends paid after the Effective Date; or

          (v)  to the extent that any payment or Disposition permitted by subsection 8.6(h) is a dividend, purchase, redemption, retirement, acquisition or redemption on or in respect of Capital Stock of the Parent Borrower.

Notwithstanding anything contained herein to the contrary, for all purposes of this Section 8.7 any dividend or other payment permitted by this Section 8.7 at the date of its declaration may be paid at any time within 60 days thereafter notwithstanding any change in circumstances occurring subsequent to its date of declaration and prior to payment.

Limitations on Currency and Commodity Hedging Transactions. Enter into, purchase or otherwise acquire agreements or arrangements relating to currency, commodity or other hedging except, to the extent and only to the extent that, such agreements or arrangements are entered into, purchased or otherwise acquired in the ordinary course of business of Parent Borrower or any of its Subsidiaries with reputable financial institutions or business enterprises and not for purposes of speculation (any such agreement or arrangement permitted by this subsection, a "Permitted Hedging Arrangement").

Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in (each an "Investment"), any Person, except:

        (kkkkkk)    extensions of trade credit in the ordinary course of business;

        (llllll)    Investments in Cash Equivalents;

        (mmmmmm)    Investments existing on the Effective Date and described in Schedule 8.9(c), setting forth the respective amounts of such Investments as of a recent date;

        (nnnnnn)    Investments in notes receivable and other instruments and securities obtained in connection with transactions permitted by subsection 8.6(c);

        (oooooo)    loans and advances to officers, directors or employees of the Parent Borrower or any of its Subsidiaries (i) in the ordinary course of business for travel and entertainment expenses, (ii) existing on the Effective Date and described in Schedule 8.9(c), (iii) made after the Effective Date for relocation expenses, and other reasonable business purposes not to exceed, together with the amount of all Guarantee Obligations permitted pursuant to subsection 8.4(e), $5,000,000 in the aggregate outstanding at any time and (iv) relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity or as otherwise specified in Section 8.11;

        (pppppp)    Investments by the Parent Borrower in its Subsidiaries and by such Subsidiaries in the Parent Borrower and in wholly owned Subsidiaries of the Parent Borrower ;

        (qqqqqq)    acquisitions expressly permitted by subsection 8.10;

        (rrrrrr)    Investments of the Parent Borrower and its Subsidiaries under Interest Rate Agreements and under Permitted Hedging Arrangements;

        (ssssss)    Investments representing non-cash consideration received by the Parent Borrower or any of its Subsidiaries in connection with any Asset Sale;

        (tttttt)    any customary Investment not involving, without the prior consent of the Administrative Agent, the transfer of any cash or other property other than accounts receivable or notes receivable by the Parent Borrower and its Subsidiaries which, in the judgment of the Parent Borrower, is reasonably necessary in connection with, and pursuant to, any Limited Recourse Transaction;

        (uuuuuu)    Investments by the Parent Borrower or any of its Subsidiaries in connection with a joint venture or similar arrangement in respect of which no other co-investor or other Person has a greater legal or beneficial ownership interest than the Parent Borrower or such Subsidiary in an aggregate amount not to exceed at any time an amount equal to $40,000,000;

        (vvvvvv)    Investments representing evidences of Indebtedness, securities or other property received from another Person by the Parent Borrower or any of its Subsidiaries in connection with any bankruptcy proceeding or other reorganization of such other Person or as a result of foreclosure, perfection or enforcement of any Lien or exchange for evidences of Indebtedness, securities or other property of such other Person held by the Parent Borrower or any of its Subsidiaries;

        (wwwwww)    loans and advances to Management Investors of up to $5,000,000 outstanding at any one time in connection with the purchase by such Management Investors of Capital Stock of the Parent Borrower;

        (xxxxxx)    Investments in industrial development or revenue bonds or similar obligations secured by assets leased to and operated by the Parent Borrower or any of its Subsidiaries that were issued in connection with the financing of such assets, so long as the Parent Borrower or any such Subsidiary may obtain title to such assets at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;

        (yyyyyy)    Investments not otherwise permitted by the preceding clauses of this subsection 8.9 not to exceed in the aggregate $15,000,000; and

        (zzzzzz)    Investments with respect to the Kinkos.com Transactions, such Investments in or consisting of Kinkos.com preferred stock and Kinkos.com common stock.

Limitations on Certain Acquisitions. Acquire by purchase or otherwise all the business or assets of, or stock or other evidences of beneficial ownership of, any Person, except that the Parent Borrower and its Subsidiaries shall be allowed to make any such acquisitions so long as (i) such acquisition is expressly permitted by subsection 8.5 or (ii) the aggregate cash consideration paid by the Parent Borrower and its Subsidiaries in connection with all such acquisitions made pursuant to this clause (ii) since the Effective Date does not exceed $50,000,000; provided that such amount shall be increased by an amount equal to $10,000,000 on each anniversary of the Effective Date and provided, further that no Default or Event of Default shall occur as a result of such acquisition and provided, further, that this Section 8.10 shall not restrict any acquisition of a minority interest in a Subsidiary of the Parent Borrower.

Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, and (b) upon terms no less favorable to the Parent Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate; provided that nothing contained in this subsection 8.11 shall be deemed to prohibit:

          (i)    the Parent Borrower or any of its Subsidiaries from entering into or performing any consulting, management or employment agreements or other compensation arrangements with a director, officer or employee of the Parent Borrower or any of their Subsidiaries that provides for annual aggregate base compensation not in excess of $1,000,000 for each such director, officer or employee;

          (ii)  the Parent Borrower or any of its Subsidiaries from entering into or performing an agreement with CD&R for the rendering of management consulting or financial advisory services for compensation not to exceed in the aggregate $750,000 per year plus reasonable out-of-pocket expenses;

          (iii)  the payment of transaction expenses in connection with this Agreement, the Transaction and the other transactions related hereto and thereto;

          (iv)  the Parent Borrower or any of its Subsidiaries from entering into, making payments pursuant to and otherwise performing an indemnification and contribution agreement in favor of CD&R, Fund V, Fund VI, the Affiliates thereof and each person who becomes a director, officer, agent or employee of the Parent Borrower or any of its Subsidiaries, in respect of liabilities (A) arising under the Securities Act, the Exchange Act and any other applicable securities laws or otherwise, in connection with any offering of securities by the Parent Borrower or any of its Subsidiaries, (B) incurred to third parties for any action or failure to act of the Parent Borrower or any of its Subsidiaries, predecessors or successors, (C) arising out of the performance by CD&R of management consulting or financial advisory services provided to the Parent Borrower or any of its Subsidiaries, (D) arising out of the fact that any indemnitee was or is a director, officer, agent or employee of the Parent Borrower or any of its Subsidiaries, or is or was serving at the request of any such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise or (E) to the fullest extent permitted by Delaware or other applicable state law, out of any breach or alleged breach by such indemnitee of his or her fiduciary duty as a director or officer of the Parent Borrower or any of its Subsidiaries;

          (v)  the Parent Borrower or any of its Subsidiaries from performing any agreements or commitments with or to any Affiliate existing on the Effective Date and described on Schedule 8.11(v);

          (vi)  any transaction permitted under subsection 8.3(k), 8.4(b), 8.4(c), 8.4(e), 8.4(l), 8.4(m), 8.4(n), 8.5, 8.6(h), 8.7, 8.9(e), 8.9(f), 8.9(j), 8.13 or any transaction with a wholly owned Subsidiary; or

          (vii) the Kinkos.com Transactions and any transaction between or among any of the Parent Borrower, Fund V, Fund VI, any other shareholder of the Parent Borrower and Kinkos.com in connection therewith, including the execution, delivery and performance of the Kinkos.com Stockholder Agreement and agreements falling within the definition of the term "Kinkos.com Transactions."

For purposes of this subsection 8.11, (A) any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in subparagraph (b) of the first sentence hereof if (i) such transaction is approved by a majority of the Disinterested Directors of the Board of Directors of the Parent Borrower or the applicable Subsidiary, or (ii) in the event that at the time of any such transaction, there are no Disinterested Directors serving on the Board of Directors of the Parent Borrower or such Subsidiary, such transaction shall be approved by a nationally recognized expert with expertise in appraising the terms and conditions of the type of transaction for which approval is required, and (B) "Disinterested Director" shall mean, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

Limitation on Lines of Business; Creation of Subsidiaries. (a) Enter into any business, either directly or through any Subsidiary, except for those businesses of the same general type as those in which the Parent Borrower and its Subsidiaries are engaged on the Effective Date or which are related thereto.

        (aaaaaaa) Create any new Subsidiaries of the Parent Borrower or any of its Subsidiaries other than any new Subsidiary that (in the case of a new Domestic Subsidiary) shall execute, as applicable, a Subsidiary Guarantee, Subsidiary Security Agreement, Subsidiary Trademark Security Agreement, Subsidiary Patent Security Agreement and appropriate mortgages and for which the relevant parent corporation shall execute a Stock Pledge Agreement and deliver or cause to be delivered to the Administrative Agent the stock certificates representing all of the outstanding Capital Stock of any such new Domestic Subsidiary, and 65% of the outstanding Capital Stock of any such new Foreign Subsidiary, owned by such parent corporation, together with undated stock powers for each such stock certificate executed in blank by a duly authorized officer of the pledgor thereof and together with, in the case of a new Foreign Subsidiary which is a Foreign Subsidiary Holdco, a certificate of the Parent Borrower certifying that such entity is a Foreign Subsidiary Holdco.

Limitations on Dispositions of Collateral. Convey, sell, transfer, lease, or otherwise dispose of any of the Collateral, or attempt, offer or contract to do so, except for (a) mergers, consolidations, sales, leases, transfers or other Dispositions expressly permitted under subsection 8.5 and (b) sales or other Dispositions expressly permitted under subsection 8.6, including sales of Inventory in the ordinary course of business; and the Collateral Agent shall, and the Lenders hereby authorize the Collateral Agent to, execute such releases of Liens and take such other actions as the Parent Borrower may reasonably request in connection with the foregoing.

Limitation on Changes in Fiscal Year. Permit the fiscal year of the Parent Borrower or any of its Subsidiaries to end on a day other than December 31.

Limitation on Negative Pledge Clauses. Enter into with any Person any agreement, other than (a) this Agreement and the other Loan Documents and any related documents and (b) any purchase money mortgages, acquisition agreements or Financing Leases (in which cases, any prohibition or limitation shall only be effective against the assets financed or acquired thereby) or operating leases of real property entered into in the ordinary course of business, which prohibits or limits the ability of the Parent Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien in favor of the Lenders in respect of obligations and liabilities under this Agreement, any Notes or any other Loan Documents or the Shareholder Loan Facility upon any of its property, assets or revenues, whether now owned or hereafter acquired.

EVENTS OF DEFAULT

        If any of the following events shall occur and be continuing:

        (bbbbbbb) Any of the Borrowers shall fail to pay any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms hereof except for any failure by a Borrower to make a payment in satisfaction of a Reimbursement Obligation converted into a borrowing pursuant to subsection 3.5; or any of the Borrowers shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

        (ccccccc) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or which is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

        (ddddddd) Any Loan Party shall default in the observance or performance of any agreement contained in subsection 7.7(a), Section 8 or Section 10 of this Agreement, and, in the case of a default in the observance or performance of its obligations under subsection 7.7(a) hereof, such default shall have continued unremedied for a period of two days after a Responsible Officer of the Parent Borrower shall have discovered or should have discovered such default; or

        (eeeeeee) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 9), and such default shall continue unremedied for a period ending on the earlier of (i) the date 32 days after a Responsible Officer of the Parent Borrower shall have discovered or should have discovered such default and (ii) the date 15 days after written notice has been given to the Parent Borrower by the Administrative Agent or the Required Lenders; or

        (fffffff) The Parent Borrower or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any item or issue of Indebtedness (other than the Loans) in excess of $10,000,000 or in the payment of any particular Guarantee Obligation in excess of $10,000,000, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such item or issue of Indebtedness or such particular Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any item or issue of Indebtedness or particular Guarantee Obligation referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such item or issue of Indebtedness or beneficiary or beneficiaries of such particular Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such item or issue of Indebtedness to become due prior to its stated maturity or such particular Guarantee Obligation to become payable (an "Acceleration"), and such time shall have lapsed and, if any notice (a "Default Notice") shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given; or

        (ggggggg) (i) Any Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party shall take any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

        (hhhhhhh) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Parent Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA (other than a standard termination pursuant to Section 4041(b) of ERISA), (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Parent Borrower or any Commonly Controlled Entity shall, or is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, (vi) the occurrence or expected occurrence of any event or condition which results or is reasonably likely to result in the Parent Borrower's or any Commonly Controlled Entity's becoming responsible for any liability in respect of a Former Plan, or (vii) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, would be reasonably expected to result in liability which would have a Material Adverse Effect; provided, however, that the fact that an Underfunding exists with respect to a Plan shall not by itself constitute an Event of Default unless and until another event or condition described in clauses (i) through (vii) affecting such underfunded Plan occurs; or

        (iiiiiii) One or more judgments or decrees shall be entered against the Parent Borrower or any of its Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

        (jjjjjjj) (i) Any of the Security Documents shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or any Loan Party which is a party to any of the Security Documents shall so assert in writing, or (ii) except as permitted by Section 7.11, the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document), and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days; or

        (kkkkkkk) Any Guarantee shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or any Guarantor shall so assert in writing; or

        (lllllll) a Change of Control shall have occurred;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any of the Borrowers, automatically the Revolving Credit Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and any Notes shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower, declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower, declare the Loans hereunder (with accrued interest thereon)

and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and any Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable.

        With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Parent Borrower in respect of such Letter of Credit shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Such Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the L/C Participants, a security interest in such cash collateral to secure all obligations of such Borrower in respect of such Letters of Credit under this Agreement and the other Loan Documents. Such Borrower shall execute and deliver to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, such further documents and instruments as the Administrative Agent may request to evidence the creation and perfection of such security interest in such cash collateral account. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under any Notes. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under any Notes shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers.

        Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

GUARANTEE

Guarantees. In order to induce the Lenders, the Administrative Agent, the Syndication Agent and the Documentation Agent to execute and deliver this Agreement and to make the extensions of credit hereunder, and in consideration thereof:

        (mmmmmmm) The Parent Borrower hereby unconditionally and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the Lenders, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Subsidiary Borrowing Obligations. The Parent Borrower further agrees to pay any and all reasonable expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent in enforcing, or obtaining advice of counsel in respect of, any of their rights under this Section 10. Without limiting the generality of the foregoing, the Parent Borrower's liability shall extend to all amounts that constitute part of the Subsidiary Borrowing Obligations and would be owed by the Subsidiary Borrowers but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Subsidiary Borrower. This Guarantee shall remain in full force and effect until the Subsidiary Borrowing Obligations have been paid in full, notwithstanding that from time to time prior thereto the any or all of the Subsidiary Borrowers may be free from any Subsidiary Borrowing Obligations.

        (nnnnnnn) The Parent Borrower agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent on account of its liability under this Section 10, it will notify the Administrative Agent in writing that such payment is made under this Section 10 for such purpose. No payment or payments made by a Subsidiary Borrower or any other Person or received or collected by the Administrative Agent from a Subsidiary Borrower or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Subsidiary Borrowing Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Parent Borrower hereunder which shall remain obligated for the Subsidiary Borrowing Obligations, notwithstanding any such payment or payments (other than payments either (i) made by or (ii) received or collected from, the Parent Borrower in respect of the Subsidiary Borrowing Obligations) until the date upon which the Subsidiary Borrowing Obligations have been paid in full.

Right of Set-Off. Upon both the occurrence and continuance of any Event of Default and the acceleration of the obligations owing in connection with this Agreement, the Administrative Agent and each Lender are hereby irrevocably authorized by the Parent Borrower at any time and from time to time without notice to the Parent Borrower, any such notice being hereby waived by the Parent Borrower to the extent permitted by applicable law, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender to or for the credit or the account of the Parent Borrower, or any part thereof in such amounts as the Administrative Agent or such Lender may elect, on account of the liabilities of the Parent Borrower hereunder to the Administrative Agent or such Lender, in any currency, whether arising hereunder or any other Loan Document, as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or such Lender has made any demand for payment and although such liabilities and claims may be contingent or unmatured. The Administrative Agent and each Lender shall notify the Parent Borrower promptly of any such set-off made by it and the application made by it of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender under this subsection are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

No Subrogation. Notwithstanding any payment or payments made by the Parent Borrower hereunder, or any set-off or application of funds of the Parent Borrower by the Administrative Agent or any Lender, the Parent Borrower shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any of the Subsidiary Borrowers or against any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Subsidiary Borrowing Obligations, nor shall the Parent Borrower seek or be entitled to seek any contribution or reimbursement from any of the Subsidiary Borrowers in respect of payments made by the Parent Borrower hereunder, until all amounts owing to the Administrative Agent and the Lenders hereunder, under any Notes and under any other Loan Document shall have been paid in full and the Revolving Credit Commitments and Swing Line Commitments are terminated. If any amount shall be paid to the Parent Borrower on account of such subrogation rights at any time when all amounts owing to the Administrative Agent and the Lenders hereunder, under any Notes and under any other Loan Document shall not have been paid in full and the Revolving Credit Commitments and Swing Line Commitments shall not have been terminated, such amount shall be held by the Parent Borrower in trust for the Administrative Agent and the Lenders, segregated from other funds of the Parent Borrower, and shall, forthwith upon receipt by the Parent Borrower, be turned over to the Administrative Agent in the exact form received by the Parent Borrower (duly indorsed by the Parent Borrower to the Administrative Agent, if required), to be held as collateral security for and/or then applied against the Subsidiary Borrowing Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

Amendments, etc. The Parent Borrower shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Parent Borrower, and without notice to or further assent by the Parent Borrower, any demand for payment of any of the Subsidiary Borrowing Obligations made by the

Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, and any of the Subsidiary Borrowing Obligations continued, and the Subsidiary Borrowing Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement, any other Loan Document and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Lenders may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Subsidiary Borrowing Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Subsidiary Borrowing Obligations or pursuant to this Section 10 or any property subject thereto. When making any demand hereunder against the Parent Borrower, the Administrative Agent or any Lender shall make a similar demand on the appropriate Subsidiary Borrower or Subsidiary Borrowers; provided that the failure to make any such demand against the Parent Borrower or such Subsidiary Borrower or Subsidiary Borrowers shall not affect this Guarantee.

Guarantee Absolute and Unconditional. The Parent Borrower waives any and all notice of the creation, renewal, extension or accrual of any of the Subsidiary Borrowing Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantees contained in this Section 10, or acceptance of the guarantee provisions of this Section 10; the Subsidiary Borrowing Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon the guarantees contained in this Section 10, and all dealings between the Parent Borrower or any of the Subsidiary Borrowers, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the guarantees contained in this Section 10. The Parent Borrower waives (to the extent permitted by law) diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Parent Borrower or any of the Subsidiary Borrowers with respect to the Subsidiary Borrowing Obligations. To the extent permitted by law, the guarantees contained in this Section 10 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement, any other Loan Document or any of the documents executed in connection therewith, any of the Subsidiary Borrowing Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any of the Subsidiary Borrowers against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Parent Borrower or any of the Subsidiary Borrowers) other than payment in full of the Subsidiary Borrowing Obligations which constitutes, or might be construed to constitute, an equitable or legal discharge of a Subsidiary Borrower for the Subsidiary Borrowing Obligations, or of the Parent Borrower under the guarantees contained in this Section 10, in bankruptcy or in any other instance. When the Administrative Agent or any Lender is pursuing its rights and remedies hereunder against the Parent Borrower, the Administrative Agent or any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against any of the Subsidiary Borrowers or any other Person or against any collateral security or guarantee for the Subsidiary Borrowing Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from any of the Subsidiary Borrowers or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any of the Subsidiary Borrowers or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve the Parent Borrower of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent and the Lenders against the Parent Borrower.

Reinstatement. Each of the guarantees contained in this Section 10 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Subsidiary Borrowing Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of a Subsidiary Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, a Subsidiary Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

Payments. The Parent Borrower hereby agrees that the Subsidiary Borrowing Obligations will be paid to the Administrative Agent without set-off or counterclaim in the currency in which each of the Subsidiary Borrowing Obligations is originally denominated at the office of the Administrative Agent located at 270 Park Avenue, New York, New York 10017 or at such other office as the Administrative Agent shall designate in writing to the Parent Borrower.

THE ADMINISTRATIVE AGENT AND THE OTHER REPRESENTATIVES

Appointment. Each Lender hereby irrevocably designates and appoints Chase as the Administrative Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes Chase, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent and the Other Representatives, those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Other Representatives.

Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact, and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

Exculpatory Provisions. None of the Administrative Agent or any Other Representative nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by such Person under or in connection with this Agreement or any other Loan Document (except for the gross negligence or willful misconduct of such Person or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any of the Borrowers or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Notes or any other Loan Document or for any failure of any of the Borrowers to perform its obligations hereunder or thereunder. Neither the Administrative Agent nor any Other Representative shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any of the Borrowers or any other

Loan Party. Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or given to the Administrative Agent for the account of or with copies for the Lenders, the Administrative Agent and the Other Representatives shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any of the Borrowers which may come into the possession of the Administrative Agent and the Other Representatives or any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Parent Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified as between itself and the Lenders in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or all of the Lenders, as may be expressly required pursuant to the terms hereof) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and any Notes and the other Loan Documents in accordance with a request of the Required Lenders (or all of the Lenders, as may be expressly required pursuant to the terms hereof), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Parent Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action reasonably promptly with respect to such Default or Event of Default as shall be directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders as required hereunder).

Acknowledgements and Representations by Lenders. Each Lender expressly acknowledges that none of the Administrative Agent or the Other Representatives nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or any Other Representative hereafter taken, including any review of the affairs of any of the Borrowers or any other Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or such Other Representative to any Lender. Each Lender represents to the Administrative Agent, the Other Representatives and each of the Loan Parties that, independently and without reliance upon the Administrative Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of each of the Borrowers, it has made its own decision to make its Loans hereunder and enter into this Agreement and it will make its own decisions in taking or not taking action under this Agreement and the other Loan Documents. Each Lender represents to each other party hereto that it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender for its own account and for such commercial purposes, and that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder. Each Lender acknowledges and agrees to comply with the provisions of subsection 12.6 applicable to the Lenders and nothing in this subsection 11.6 shall be deemed to limit or impair such Lender's rights to sell participating interests in any Loan pursuant to subsection 12.6(b). Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or given to the Administrative Agent for the account of or with copies for the Lenders, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Parent Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Indemnification. The Lenders agree to indemnify the Administrative Agent and the Other Representatives in their capacities as such (to the extent not reimbursed by the Parent Borrower and without limiting the obligation of the Parent Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this subsection (or, if indemnification is sought after the date upon which the Revolving Credit Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or any Other Representative in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or any Other Representative under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Administrative Agent's or any Other Representative's gross negligence or willful misconduct. The obligations to indemnify the Issuing Lender shall be ratable among the Lenders in accordance with their respective Revolving Credit Commitments (or, if the Revolving Credit Commitments have been terminated, the outstanding principal amount of their respective Revolving Credit Loans and L/C Obligations and their respective participating interests in the outstanding Letters of Credit). The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

Administrative Agent and Other Representatives in Their Individual Capacity. The Administrative Agent, the Other Representatives and their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any of the Borrowers as though the Administrative Agent and the Other Representatives were not the Administrative Agent and the Other Representatives hereunder and under the other Loan Documents. With respect to Loans made or renewed by them and any Note issued to them and with respect to any Letter of Credit issued or participated in by them, the Administrative Agent and the Other Representatives shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though they were not the Administrative Agent or an Other Representative, and the terms "Lender" and "Lenders"

shall include the Administrative Agent, the Documentation Agent and the Syndication Agent in their individual capacities.

Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent, which shall be a bank, for the Lenders, which successor agent shall be approved by the Parent Borrower, and upon accepting such appointment such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this subsection shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

Swing Line Lender. The provisions of this Section 11 shall apply to the Swing Line Lender in its capacity as such to the same extent that such provisions apply to the Administrative Agent.

MISCELLANEOUS

Amendments and Waivers. (a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, except, in the case of Schedule C and Schedule D in accordance with paragraph (b) of this subsection 12.1, may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (x) enter into with the Loan Parties written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Lenders or of the Loan Parties hereunder or thereunder or (y) waive at any Loan Party's request, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

            (i)  reduce the amount or extend the scheduled date of maturity of any Loan or any Reimbursement Obligation, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Revolving Credit Commitment, in each case without the consent of each Lender directly affected thereby,

          (ii)  amend, modify or waive any provision of this subsection 12.1 or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement and the other Loan Documents (other than pursuant to subsection 8.5 or 12.1(b)), in each case without the written consent of all the Lenders,

          (iii)  release the guarantee contained in Section 10 or all or substantially all of the Guarantees or, all or substantially all of the Collateral without the consent of all of the Lenders, except as expressly permitted hereby or by any Guarantee or Security Document (as such documents are in effect on the date hereof or, if later, the date of execution and delivery thereof in accordance with the terms hereof),

          (iv)  amend, modify or waive any provision of subsection 2.1, 2.2, 2.3, 2.4 or 2.5, subject to paragraph (i) of this subsection 12.1(a), or Section 3 without the written consent of the Required Lenders,

          (v)  amend, modify or waive any provision of Section 11 without the written consent of the then Administrative Agent and of any Other Representative affected thereby,

          (vi)  amend, modify or waive any provision of the Swing Line Note (if any) or subsection 2.5 without the written consent of the Swing Line Lender and each other Lender, if any, which holds a participation in the Swing Line Loan pursuant to subsection 2.5(d), or

        (vii)  amend, modify or waive the provisions of any Letter of Credit or any L/C Obligation without the written consent of the Issuing Lender and each affected L/C Participant.

Any waiver and any amendment, supplement or modification pursuant to this subsection 12.1 shall apply to each of the Lenders and shall be binding upon the Borrowers, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrowers, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

        (ooooooo) Schedule D may be amended, so long as no Default or Event of Default shall have occurred and be continuing, as follows:

            (i)  Schedule D will be amended to add Subsidiaries as additional Subsidiary Borrowers upon (x) execution and delivery by the Parent Borrower, such additional Subsidiary Borrowers and the Administrative Agent, of a Joinder Agreement, substantially in the form of Exhibit L (a "Joinder Agreement"), providing for such Subsidiaries to become Subsidiary Borrowers and (y) delivery to the Administrative Agent of (1) corporate resolutions, other corporate documents, certificates and legal opinions in respect of such additional Subsidiary Borrowers substantially equivalent to comparable documents delivered on the Effective Date in respect of the Subsidiary Borrowers party to this Agreement on the Effective Date or, if there are no Subsidiary Borrowers party to this Agreement on the Effective Date, in respect of the Loan Parties on the Effective Date and (2) such other documents with respect thereto as the Administrative Agent shall reasonably request.

          (ii)  Schedule D will be amended to remove any Subsidiary as a Subsidiary Borrower upon execution and delivery by the Parent Borrower to the Administrative Agent of a written notification to such effect and repayment in full of all Loans made to such Subsidiary Borrower, cash collateralization of all L/C Obligations in respect of Letters of Credit issued for the account of such Subsidiary Borrower and repayment in full of all other amounts owing by such Subsidiary Borrower under this Agreement and the other Loan Documents.

The Administrative Agent shall give prompt written notice of any such amendment to Schedule D.

Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the

Borrowers and the Administrative Agent, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Borrowers:	Kinko's, Inc. 255 West Stanley Avenue Ventura, California 93002 Attention: General Counsel Telecopy: (805) 641-4926 Telephone: (805) 652-4604
with a copy to:	Debevoise & Plimpton 875 Third Avenue New York, New York 10022 Attention: William B. Beekman, Esq. Telecopy: (212) 909-8323 Telephone: (212) 909-6000
The Administrative Agent:	The Chase Manhattan Bank 270 Park Avenue New York, New York 10017 Attention: Maggie Lane Telecopy: (212) 270-5646 Telephone: (212) 270-9803
with a copy to:	The Chase Manhattan Bank The Loan and Agencies Services Group One Chase Manhattan Plaza, 8th floor New York, New York 10081 Attention: Nina Wang Telecopy: (212) 552-7500 Telephone: (212) 552-7326
with a copy to:	Chase Securities Inc. 270 Park Avenue New York, New York 10017 Attention: Allison Conway-Carey Telecopy: (212) 270-1063 Telephone: (212) 270-6212
The Collateral Agent:	The Chase Manhattan Bank 270 Park Avenue New York, NY 10017 Attention: Maggie Lane Telecopy: (212) 270-5646 Telephone: (212) 270-9803

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.3, 4.2, 4.4 or 4.8 shall not be effective until received.

No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the and the making of the Loans hereunder.

Payment of Expenses and Taxes. The Parent Borrower agrees (a) to pay or reimburse the Administrative Agent and the Other Representatives for all their reasonable out-of-pocket costs and expenses incurred in connection with the preparation, execution and delivery of, and any amendment, supplement, waiver or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions (including the syndication of the Revolving Credit Commitments) contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of one firm of counsel to the Administrative Agent and the Other Representatives, (b) to pay or reimburse each Lender, each Other Representative and the Administrative Agent for all its respective reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of one firm of counsel to the Administrative Agent, the Other Representatives and the several Lenders, and any reasonable Environmental Costs arising out of or in any way relating to any Loan Party or any property in which any Loan Party has had any interest at any time, (c) to pay, and indemnify and hold harmless each Lender, the Administrative Agent and the Other Representatives from and against, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, and indemnify and hold harmless each Lender, the Administrative Agent and the Other Representatives (and their respective directors, officers, employees, agents, successors and assigns) from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (whether or not caused by any such Person's own negligence (other than gross negligence) and including, without limitation, the reasonable fees and disbursements of counsel) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents (regardless of whether the Administrative Agent, any such Other Representative or any Lender is a party to the litigation or other proceeding giving rise thereto), including, without limitation, any of the foregoing relating to the violation of, noncompliance with, or liability under, any Environmental Laws or any orders, requirements or demands of Governmental Authorities related thereto applicable to the operations of the Parent Borrower, any of its Subsidiaries or any of the Properties (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), provided that the Parent Borrower shall not have any obligation hereunder to the Administrative Agent, any such Other Representative or any Lender with respect to Environmental Costs or indemnified liabilities arising from (i) the gross negligence or willful misconduct of the Administrative Agent, any Other Representative or any such Lender (or any of their respective directors, trustees, officers, employees, agents, successors and assigns) or (ii) claims made or legal proceedings commenced against the Administrative Agent, any Other Representative or any such Lender by any securityholder or creditor thereof arising out of and based upon rights afforded any such securityholder or creditor solely in its capacity as such. Notwithstanding the foregoing, except as provided in clauses (b) and (c) above, the Parent Borrower shall have no obligation under this subsection 12.5 to the Administrative Agent, any Other Representative or any Lender with respect to any tax, levy, impost, duty, charge, fee, deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority. The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder.

Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Loan Parties party hereto, the Lenders, the Administrative Agent, the Other Representatives, all future holders of the Loans and their respective successors and assigns, except that none of the Loan Parties party hereto may, other than in accordance with subsections 8.5 or 12.1(b), assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

        (ppppppp) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Revolving Credit Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents; provided that (unless the Parent Borrower and the Administrative Agent otherwise consent in writing) no such participating interests shall be in an aggregate principal amount of less than $5,000,000 in the aggregate (or, if less, the full amount of such selling Lender's Revolving Credit Loans and Revolving Credit Commitments). In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan (and any Note evidencing such Loan) for all purposes under this Agreement and the other Loan Documents and the Parent Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. Any agreement pursuant to which any Lender shall sell any such participating interest shall provide that such Lender shall retain the sole right and responsibility to exercise such Lender's rights and enforce each of the Borrower's obligations hereunder, including the right to consent to any amendment, supplement, modification or waiver of any provision of this Agreement or any of the other Loan Documents, provided that such participation agreement may provide that such Lender will not agree to any amendment, supplement, modification or waiver described in clause (i) or (ii) of the proviso to the second sentence of subsection 12.1 without the consent of the Participant. The Parent Borrower agrees that each Lender shall be entitled to the benefits of subsections 4.9, 4.10, 4.11, 4.12 and 12.5 without regard to whether it has granted any participating interests, and that all amounts payable to a Lender under subsections 4.9, 4.10, 4.11, 4.12 and 12.5 shall be determined as if such Lender had not granted any such participating interests.

        (qqqqqqq) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time and from time to time assign to any Lender or any Affiliate thereof or, with the prior written consent of the Parent Borrower and the Administrative Agent (which in each case shall not be unreasonably withheld), to an additional bank or financial institution (an "Assignee") all or any part of its rights and obligations under this Agreement and any Notes, including, without limitation, its Revolving Credit Commitments and Loans, pursuant to an Assignment and Acceptance, substantially in the form of Exhibit I, executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Parent Borrower and the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i) (unless the Parent Borrower and the Administrative Agent otherwise consent in writing) no such transfer to an Assignee (other than a Lender or any Affiliate thereof) shall be in an aggregate principal amount less than $5,000,000 in the aggregate (or, if less, the full amount of such assigning Lender's Revolving Credit Loans and Revolving Credit Commitments) and (ii) if any Lender assigns all or any part of its rights and obligations under this Agreement to one of its Affiliates in connection with or in contemplation of the sale or other disposition of its interest in such Affiliate, the Parent Borrower's prior written consent shall be required for such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder as set forth therein and (y) the assigning Lender thereunder shall be released from its obligations under this Agreement to the extent that such obligations shall have been expressly assumed by the Assignee pursuant to such Assignment and Acceptance (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto but shall nevertheless continue to be entitled to the benefits of subsections 4.10, 4.11, 4.12 and 12.5). Notwithstanding the foregoing, no Assignee, which as of the date of any assignment to it pursuant to this subsection 12.6(c) would be entitled to receive any greater payment under subsection 4.10 or 4.11 than the assigning Lender would have been entitled to receive as of such date under such subsections with respect to the rights assigned, shall be entitled to receive such payments unless the Parent Borrower has expressly consented in writing to waive the benefit of this provision at the time of the assignment.

        (rrrrrrr) The Administrative Agent, on behalf of the Borrowers, shall maintain at its address referred to in subsection 12.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment of, and the principal amount of the Loans owing to, and the Notes evidencing such Loans owed by, each Lender from time to time. Notwithstanding anything in this Agreement to the contrary, each of the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loan, the Notes and the Revolving Credit Commitments recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Parent Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

        (sssssss) Notwithstanding anything in this Agreement to the contrary, no assignment under subsection 12.6(c) of any rights or obligations under or in respect of the Loans or the Notes evidencing such Loans shall be effective unless and until the Administrative Agent shall have recorded the assignment pursuant to subsection 12.6(d). Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Parent Borrower and the Administrative Agent), together with payment to the Administrative Agent of a registration and processing fee of $4,000 (which fee need not be paid in the case of any assignment to an Affiliate of the assigning Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give prompt notice of such acceptance and recordation to the Lenders and the Parent Borrower. On or prior to such effective date, the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned, and the Parent Borrower, at its own expense, shall, upon the request to the Administrative Agent by the assigning Lender or the Assignee, as applicable, execute and deliver to the Administrative Agent (in exchange for the outstanding Notes of the assigning Lender) a new Revolving Credit Note and/or Swing Line Note, as the case may be (such new Note to be a new QFL Note in the case of an assignment of a QFL Note), to the order of such Assignee in an amount equal to (i) in the case of a Revolving Credit Note, the lesser of (A) the amount of such Assignee's Revolving Credit Commitment and (B) the aggregate principal amount of all Revolving Credit Loans made by such Assignee and (ii) in the case of a Swing Line Note, the lesser of (A) the Swing Line Commitment and (B) the aggregate principal amount of all Swing Line Loans made by such Assignee, in each case with respect to the relevant Loan, Swing Line Commitment, or Revolving Credit Commitment after giving effect to such Assignment and Acceptance and, if the assigning Lender has retained a Swing Line Commitment or Revolving Credit Commitment, a new Revolving Credit Note and/or Swing Line Note, as the case may be, to the order of the assigning Lender in an amount equal to (i) in the case of a

Revolving Credit Note, the lesser of (A) the amount of such Lender's Revolving Credit Commitment and (B) the aggregate principal amount of all Revolving Credit Loans made by such Lender and (ii) in the case of a Swing Line Note, the lesser of (A) the Swing Line Commitment and (B) the aggregate principal amount of all Swing Line Loans made by such Lender, in each case with respect to the relevant Loan, Swing Line Commitment or Revolving Credit Commitment after giving effect to such Assignment and Acceptance. Any such new Notes shall be dated the Effective Date and shall otherwise be in the form of the Note replaced thereby. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Parent Borrower marked "cancelled".

        (ttttttt) Each of the Borrowers authorizes each Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee, subject to the provisions of subsection 12.16, any and all information in such Lender's possession concerning any of the Borrowers and its Affiliates which has been delivered to such Lender by or on behalf of any of the Borrowers pursuant to this Agreement or which has been delivered to such Lender by or on behalf of each of the Borrowers in connection with such Lender's credit evaluation of each of the Borrowers and its Affiliates prior to becoming a party to this Agreement. No assignment or participation made or purported to be made to any Transferee shall be effective without the prior written consent of the Parent Borrower if it would require any of the Borrowers to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Parent Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Transferee to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

        (uuuuuuu) Nothing herein shall prohibit any Lender from pledging or assigning any Loan or any Note to any Federal Reserve Bank in accordance with applicable law.

Adjustments; Set-off. (a) If any Lender (a "benefitted Lender") shall at any time receive any payment of all or part of its Revolving Credit Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise (except pursuant to subsection 4.13(d) or 11.6)), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Revolving Credit Loans or the Reimbursement Obligations, as the case may be, owing to it, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Revolving Credit Loans or the Reimbursement Obligations, as the case may be, owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

        (vvvvvvv) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any of the Borrowers, any such notice being expressly waived by such Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under Section 9(a) to set-off and appropriate and apply against any amount then due and payable under Section 9(a) any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower. Each Lender agrees promptly to notify such Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

Judgment. (a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding the day on which final judgment is given.

        (wwwwwww) The obligations of any Borrower in respect of this Agreement and any Note due to any party hereto or any holder of any bond shall, notwithstanding any judgment in a currency (the "judgment currency") other than the currency in which the sum originally due to such party or such holder is denominated (the "original currency"), be discharged only to the extent that on the Business Day following receipt by such party or such holder (as the case may be) of any sum adjudged to be so due in the judgment currency such party or such holder (as the case may be) may in accordance with normal banking procedures purchase the original currency with the judgment currency; if the amount of the original currency so purchased is less than the sum originally due to such party or such holder (as the case may be) in the original currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party or such holder (as the case may be) against such loss, and if the amount of the original currency so purchased exceeds the sum originally due to any party to this Agreement or any holder of Notes (as the case may be), such party or such holder (as the case may be), agrees to remit to such Borrower, such excess. This covenant shall survive the termination of this Agreement and payment of the Loans and all other amounts payable hereunder.

Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Parent Borrower and the Administrative Agent.

Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Integration. This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

GOVERNING LAW. THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Submission To Jurisdiction; Waivers. (a) Each party hereto hereby irrevocably and unconditionally:

            (i)  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

          (ii)  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

          (iii)  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable Borrower (or, in the case of any Subsidiary Borrower, as specified in paragraph (b)), the applicable Lender or the Administrative Agent, as the case may be, at the address specified in subsection 12.2 or at such other address of which the Administrative Agent, any such Lender and any such Borrower shall have been notified pursuant thereto;

          (iv)  agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (v)  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any punitive damages.

        (xxxxxxx) Upon any Subsidiary becoming a Subsidiary Borrower in accordance with subsection 12.1(b), such Subsidiary Borrower hereby agrees to irrevocably and unconditionally appoint an agent for service of process located in The City of New York (the "New York Process Agent"), reasonably satisfactory to the Administrative Agent, as its agent to receive on behalf of such Subsidiary Borrower and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any such New York State or Federal court described in paragraph (a) of this subsection and agrees promptly to appoint a successor New York Process Agent in The City of New York (which successor New York Process Agent shall accept such appointment in a writing reasonably satisfactory to the Administrative Agent) prior to the termination for any reason of the appointment of the initial New York Process Agent. In any such action or proceeding in such New York State or Federal court, such service may be made on such Subsidiary Borrower by delivering a copy of such process to such Subsidiary Borrower in care of the New York Process Agent at the New York Process Agent's address and by depositing a copy of such process in the mails by certified or registered air mail, addressed to such Subsidiary Borrower at its address specified in subsection 12.2 (such service to be effective upon such receipt by the New York Process Agent and the depositing of such process in the mails as aforesaid). Each of the Subsidiary Borrowers hereby irrevocably and unconditionally authorizes and directs the New York Process Agent to accept such service on its behalf. As an alternate method of service, each of the Subsidiary Borrowers irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding in such New York State or Federal court by mailing of copies of such process to such Subsidiary Borrower by certified or registered air mail at its address specified in subsection 12.2. Each of the Subsidiary Borrowers agrees that, to the fullest extent permitted by applicable law, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        (yyyyyyy) To the extent that any Subsidiary Borrower has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Subsidiary Borrower hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement and any Note.

Acknowledgements. Each of the Borrowers hereby acknowledges that:

        (zzzzzzz) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

        (aaaaaaaa) neither the Administrative Agent nor any Other Representative or Lender has any fiduciary relationship with or duty to any of the Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative

Agent and Lenders, on the one hand, and each of the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

        (bbbbbbbb) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among any of the Borrowers and the Lenders.

WAIVER OF JURY TRIAL. EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT, AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Confidentiality. The Administrative Agent and each Lender agrees to keep confidential any written or oral information (a) provided to it by or on behalf of CD&R, the Parent Borrower or any of their Subsidiaries pursuant to or in connection with this Agreement or (b) obtained by such Lender based on a review of the books and records of the Parent Borrower or any of its Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to the Administrative Agent or any other Lender, (ii) to any Transferee or prospective Transferee which agrees in writing to comply with the provisions of this subsection, (iii) to its employees, directors, agents, attorneys, accountants and other professional advisors, provided that such Lender shall inform each such Person of the agreement under this subsection 12.16 and shall be responsible for any failure by any such Person referred to in this clause (iii) to comply with this Agreement (including to cause such person to acknowledge its agreement to be bound by the agreement under this Section 12.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that such Lender shall, unless prohibited by any Requirement of Law, notify the Parent Borrower of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder, (vii) in connection with periodic regulatory examinations of such Lender and (viii) if, prior to such information having been so provided or obtained, such information was already in the Administrative Agent's or a Lender's possession on a nonconfidential basis without a duty of confidentiality to any of the Borrowers being violated.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

KINKO'S, INC.
By:	Title:
THE CHASE MANHATTAN BANK, as Administrative Agent, Swing Line Lender, Issuing Lender and Lender
By:	Title:
BANK OF AMERICA, N.A., as Syndication Agent and Lender
By:	Title:
GOLDMAN SACHS CREDIT PARTNERS L.P., as Documentation Agent and Lender
By:	Title:
THE SAKURA BANK, LIMITED, as a Lender
By:	Title:
THE INDUSTRIAL BANK OF JAPAN, LIMITED, as a Lender
By:	Title:
BANK ONE, NA, as a Lender
By:	Title:

BANK ONE, NA, as a Lender
By:	Title:
By:	Title:
FIRST UNION NATIONAL BANK, as a Lender
By:	Title:
NATIONAL CITY BANK, as a Lender
By:	Title:
UNION BANK OF CALIFORNIA, N.A., as a Lender
By:	Title:
FLEET NATIONAL BANK, as a Lender
By:	Title:
DG BANK DEUTSCHE GENOSSENSCHAFTSBANK AG, as a Lender
By:	Title:
By:	Title:
HSBC BANK USA, as a Lender
By:	Title:
THE BANK OF NOVA SCOTIA, as a Lender
By:	Title:

SANTA BARBARA BANK & TRUST, as a Lender
		By:	Title:
WELLS FARGO BANK, N.A., as a Lender
By:	Title:
BANK OF HAWAII, as a Lender
By:	Title:
BANCA NAZIONALE DEL LAVORO S.P.A., NEW YORK BRANCH, as a Lender
By:	Title:
By:	Title:
BANQUE NATIONALE DE PARIS, as a Lender
		By:	Title:
		By:	Title:

Annex A

PRICING GRID FOR REVOLVING LOANS,
SWINGLINE LOANS, AND COMMITMENT FEES

Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans	Commitment Fee Rate
<0.50:1.00	0.75%	0%	0.25%
<1.50:1.00	1.00%	0%	0.30%
>1.50:1.00	1.25%	0.25%	0.35%

Changes in the Applicable Margin or Commitment Fee Rate resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the "Adjustment Date") that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 7.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 7.1, then, from the date that such Financial Statements were due under Section 7.1 until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply. Each determination of the Consolidated Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 8.1.

SCHEDULE A
COMMITMENTS, LENDING OFFICES AND ADDRESSES

AGENTS

THE CHASE MANHATTAN BANK

Commitment Amount: $25,000,000

Address for Notices:

The Chase Manhattan Bank
270 Park Avenue
New York, NY 10017
Attention: Maggie Lane
Telecopy: 212-270-5646

BANK OF AMERICA, N.A.

Commitment Amount: $25,000,000

Address for Notices:

Bank of America, N.A.
9 West 57th Street
New York, NY 10019
Attention: Larry Hess
Telecopy: 212-847-6847

GOLDMAN SACHS CREDIT PARTNERS L.P.

Commitment Amount: $25,000,000

Address for Notices:

Goldman Sachs Credit Partners L.P.
85 Broad Street
New York, NY 10004
Attention: Rick Van Zijl
Telecopy: 212-357-0932
Telephone: 212-902-6160

THE SAKURA BANK, LIMITED

Commitment Amount: $19,600,000

Address for Notices:

Sakura Bank, Limited
101 Park Avenue, 15th Floor
New York, NY 10004
Attention: Shelley Yu
Telephone: 212-909-4531
Telecopy: 212-909-4599

THE INDUSTRIAL BANK OF JAPAN, LIMITED

Commitment Amount: $19,600,000

Address for Notices:

The Industrial Bank of Japan, Limited
350 S. Grand Avenue, Suite 1500
Los Angeles, CA 90071
Attention: Bernardo Correa-Henschke
Telephone: 213-893-6427
Telecopy: 213-488-9840

BANK ONE, NA

Commitment Amount: $19,600,000

Address for Notices:

Bank One, NA
777 South Figueroa Street
Los Angeles, CA 90017-5800
Attention: Will Powell
Telephone: 213-683-4975
Telecopy: 213-683-4999

FIRST UNION NATIONAL BANK

Commitment Amount: $19,600,000

Address for Notices:

First Union National Bank
1339 Chestnut Street, 12 Widener
Philadelphia, PA 19107-7618
Attention: Bill Fox
Telephone: 215-786-8633
Telecopy: 215-786-2877

First Union National Bank
1339 Chestnut Street, 3 Widener
Mail Box PA4821
Philadelphia, PA 19107
Attention: James Richards
Telephone: 215-973-7397
Telecopy: 215-973-7671

NATIONAL CITY BANK

Commitment Amount: $19,600,000

Address for Notices:

National City Bank
1900 East Ninth Street, 7th Floor
Cleveland, OH 44114-3484
Attention: Julie I. Sabroff
Telephone: 216-575-2108
Telecopy: 216-222-0003

UNION BANK OF CALIFORNIA, N.A.

Commitment Amount: $19,600,000

Address for Notices:

Union Bank of California, N.A.
445 South Figueroa Street, 10th Floor
Los Angeles, CA 90071
Attention: Andrew G. Ewing, Jr.
Telephone: 213-236-4271
Telecopy: 213-236-4066

FLEET NATIONAL BANK

Commitment Amount: $12,175,000

Address for Notices:

Fleet National Bank
100 Federal Street
Mail Stop MA DE10011B
Boston, MA 02110
Attention: Adam Rudiger
Telephone: 617-434-8329
Telecopy: 617-434-6471

DG BANK DEUTSCHE GENOSSENSCHAFTSBANK AG

Commitment Amount: $12,175,000

Address for Notices:

DG Bank Deutsche Genossenschaftsbank AG
609 Fifth Avenue
New York, NY 10017-1021
Attention: Craig Anderson
Telephone: 212-745-1583
Telecopy: 212-745-1556

HSBC BANK USA

Commitment Amount: $12,175,000

Address for Notices:

HSBC Bank USA
140 Broadway, 4th Floor
New York, NY 10005
Attention: Chris French
Telephone: 212-658-2742
Telecopy: 212-658-2586

THE BANK OF NOVA SCOTIA

Commitment Amount: $12,175,000

Address for Notices:

The Bank of Nova Scotia
580 California Street, 21st Floor

San Francisco, CA 94104
Attention: Rob Reynolds
Telephone: 415-616-4166
Telecopy: 415-397-0791

SANTA BARBARA BANK & TRUST

Commitment Amount: $12,175,000

Address for Notices:

Santa Barbara Bank and Trust
1021 Anacapa Street
Santa Barbara, CA 93102
Attention: Phil Morreale
Telephone: 805-564-6421
Telecopy: 805-564-6440

WELLS FARGO BANK, N.A.

Commitment Amount: $12,175,000

Address for Notices:

Wells Fargo Bank, N.A.
707 Wilshire Blvd.
MAC: E2818-163
Los Angeles, CA 90017
Attention: Lucy Nixon
Telephone: 213-614-5804
Telecopy: 213-614-5242

BANK OF HAWAII

Commitment Amount: $12,175,000

Address for Notices:

Bank of Hawaii
130 Merchant Street, 20th Floor
Honolulu, HI 96813
Attention: James Polk
Telephone: 808-537-8489
Telecopy: 808-537-8301

BANQUE NATIONALE DE PARIS

Commitment Amount: $12,175,000

Address for Notices:

Banque Nationale de Paris
725 South Figueroa St., Suite 2090
Los Angeles, CA 90017
Attention: Marc Schaefer
Telephone: 213-688-6417
Telecopy: 213-488-9602

BANCA NAZIONALE DEL LAVORO, S.P.A.
NEW YORK BRANCH

Commitment Amount: $10,000,000

Address for Notices:

Banca Nazionale del Lavoro, S.P.A.
New York Branch
25 West 51st Street
New York, NY 10019
Attention: Roberto Mancone
Telephone: 212-314-0734
Telecopy: 212-246-3192